UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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NYMAGIC, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NYMAGIC, INC.
919 Third Avenue
New York, New York 10022
April 1, 2010
Dear Shareholder:
     You are cordially invited to attend the 2010 Annual Meeting of Shareholders of NYMAGIC, INC., which will be held at 9:00 A.M., local time, on Thursday, May 20, 2010, at the offices of Dewey & LeBoeuf LLP, 1301 Avenue of the Americas, New York, NY 10019. The matters to be acted upon at the meeting are the election of directors and the ratification of the appointment of KPMG LLP as our independent registered public accountants for 2010, and such other business that may properly come before the meeting, all as described in the attached Notice of Annual Meeting of Shareholders and Proxy Statement.
     It is important that your shares be represented at the meeting and voted in accordance with your wishes. Whether or not you plan to attend the meeting, we urge you to vote as promptly as possible so that your shares will be voted at the Annual Meeting of Shareholders. This will not limit your right to vote in person or to attend the meeting.
Sincerely,
Chairman

NYMAGIC, INC.
919 Third Avenue
New York, New York 10022

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 20, 2010

TO OUR SHAREHOLDERS:
     The Annual Meeting of Shareholders of NYMAGIC, INC., a New York corporation (the “Company”), will be held at the offices of Dewey & LeBoeuf LLP, 1301 Avenue of the Americas, New York, NY 10019 on Thursday, May 20, 2010, at 9:00 A.M., local time, for the following purposes:
1.	To elect seven members to the Board of Directors to hold office until the 2011 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

2.	To consider and act upon a proposal to ratify the appointment of KPMG LLP as our independent registered public accountants for the year ending December 31, 2010; and,

3.	To transact such other business that properly may come before the Annual Meeting of Shareholders and any adjournment or postponement thereof.
     All of the above matters are described more fully in the accompanying Proxy Statement.
     Our Board of Directors has fixed the close of business on March 24, 2010 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting of Shareholders and at any adjournment or postponement thereof.
     We are pleased to take advantage of the U.S. Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. Accordingly, we are mailing to our beneficial Shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”). The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our 2009 Annual Report on Form 10-K and a form of proxy card or voting instruction card. Our registered Shareholders will receive a paper copy of the proxy materials by mail. We believe that this process will allow us to provide our shareholders with the information they need in a timelier manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.
     We plan to begin to mail the Notice to our beneficial Shareholders by April 6, 2010. We will begin to mail printed copies of this proxy statement, our 2009 Annual Report on Form 10-K and form of proxy to our registered Shareholders on or about April 5, 2010.
     We will first make available this proxy statement, our Annual Report on Form 10-K and our proxy card at www.proxyvote.com on or about April 6, 2010 to all Shareholders entitled to vote at the Annual Meeting of Shareholders. You may also request a printed copy of these proxy materials by any of the following methods: via Internet at www.proxyvote.com; by telephone at (800) 579-1639; or by sending an e-mail to sendmaterial@proxyvote.com.

     Your vote is important. Whether or not you plan to attend the meeting, I urge you to vote as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy card or voting instruction card by mail, you may submit your proxy card or voting instruction card for the meeting by completing, signing, dating and returning your proxy card or voting instruction card in the envelope provided. Any shareholders attending the meeting may vote in person, even if you have already returned a proxy card or voting instruction card.
BY ORDER OF THE BOARD OF
DIRECTORS OF NYMAGIC, INC.
Paul J. Hart
Executive Vice President,
General Counsel and Secretary
April 1, 2010

NYMAGIC, INC.
919 Third Avenue
New York, New York 10022

PROXY STATEMENT
FOR
2010 Annual Meeting of Shareholders
To Be Held on Thursday, May 20, 2010

     The proxy materials, including this proxy statement and accompanying form of proxy card or voting instruction card and our Annual Report on Form 10-K for the year ended December 31, 2009 are being distributed and made available to the shareholders of NYMAGIC, INC., a New York corporation (“NYMAGIC” or the “Company”), on or about April 6, 2010, in connection with the solicitation of proxies by the Board of Directors of NYMAGIC to be voted at the 2010 Annual Meeting of Shareholders, to be held at 9:00 A.M., local time, at the offices of Dewey & LeBoeuf LLP, 1301 Avenue of the Americas, New York, NY 10019 on Thursday, May 20, 2010 (the “Annual Meeting”) and any adjournment or postponement thereof.
     In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are providing access to our proxy materials to our shareholders on the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed to beneficial Shareholders on or about April 5, 2010. Beneficial Shareholders will have the ability to access the proxy materials on a website referred to in the Notice or request a printed set of the proxy materials be sent to them, by following the instructions in the Notice.
     The Notice will also provide instructions on how to inform us to send future proxy materials to you electronically by e-mail or in printed form by mail. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail or printed form by mail will remain in effect until you terminate it.
     Choosing to receive future proxy materials by e-mail will allow us to provide you with the information you need in a timely manner, will save us the cost of printing and mailing documents to you and will conserve natural resources.
At the Annual Meeting shareholders will be asked to:
1.	elect seven members to the Board of Directors to hold office until the 2011 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

2.	consider and act upon a proposal to ratify the appointment of KPMG LLP as our independent registered public accountants for the year ending December 31, 2010; and,

3.	transact such other business as properly may come before the Annual Meeting and any adjournment or postponement thereof.
     Our principal executive offices are located at 919 Third Avenue, New York, New York 10022 and our telephone number is (212) 551-0600.
     Who Can Vote. Shareholders of record of the Company’s Common Stock (the “Common Stock”) outstanding as of the close of business on March 24, 2010, the record date, will be entitled to notice of and to vote at the Annual Meeting. On the record date, there were 8,471,488 outstanding shares of Common Stock held by approximately 54 record holders. Each share of Common Stock is entitled to one vote on each matter to be presented for shareholder action at the Annual Meeting. There are no cumulative voting rights.
     How You Can Vote. If your shares are registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, P.O. Box 358015, Pittsburgh, PA 15252-8015, or 485 Washington Boulevard, Jersey City, New

Jersey 07310-1900, you are considered, with respect to those shares, the shareholder of record. As the shareholder of record, you have the right to vote in person at the meeting. If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you are also invited to attend the meeting. Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from your broker, nominee, or trustee that holds your shares, giving you the right to vote the shares at the meeting.
     Whether you hold shares directly as a registered shareholder of record or beneficially in street name, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your stockbroker, trustee or nominee. In most cases, you will be able to do this by telephone, by using the Internet or by mail if you request to receive a printed set of the proxy materials by mail.
     By Telephone or Internet. If you have telephone or Internet access, you may submit your proxy by following the instructions provided in the Notice, or if you received a printed version of the proxy materials by mail, by following the instructions provided with your proxy material and on your proxy card or voting instruction card.
     By Mail. If you receive a printed version of the proxy materials, you may submit your proxy by mail by signing your proxy card or, for shares held in street name, by following the voting instructions included by your stockbroker, trustee or nominee, and mailing it in the enclosed, postage-paid envelope addressed to NYMAGIC, INC., c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717 (“Broadridge”), which receives, inspects and tabulates the proxies. If you provide specific voting instructions, your shares will be voted as you have instructed. When a signed proxy card is returned with choices specified with respect to voting matters, the shares represented by the proxy card will be voted in accordance with the shareholder’s instructions. In the absence of instructions, duly executed proxies will be voted FOR all nominees for Director identified on page 7 and FOR the proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for the year ending December 31, 2010. If any other matter properly is presented, the proxy holders will vote your shares in accordance with their best judgment. NYMAGIC knows of no matters other than those described below that may come before the Annual Meeting.
     Revocation of Proxies. Any shareholder of NYMAGIC may revoke or change their proxy at any time before the final vote at the meeting. You may do this by delivering another proxy dated after the proxy that you wish to revoke to the attention of: Corporate Secretary, NYMAGIC, INC., 919 Third Avenue, New York, New York 10022, by voting by telephone or by using the Internet, both of which must be completed by 11:59 p.m. Eastern Time on May 19, 2010 (your latest telephone or Internet proxy is counted) or by voting in person at the Annual Meeting. Attending the meeting alone will not revoke your proxy unless you specifically request your proxy to be revoked. If you hold shares through a bank or brokerage firm, you must contact that bank or firm directly to revoke any prior voting instructions. The submission of a proxy will not affect the right of a holder of Common Stock to attend, or vote in person at, the Annual Meeting.
     Required Votes. The form of proxy provides space for a shareholder to withhold voting for any of the nominees for the Board of Directors or to abstain from voting on any other proposal if the shareholder chooses to do so. Directors are elected by a plurality of the votes cast at the Annual Meeting. All other matters require for approval the favorable vote of a majority of shares voted at the meeting in person or by proxy. Proxies submitted by brokers who do not indicate a vote for some or all of the items voted on because they do not have discretionary voting authority and have not received voting instructions are called “broker non-votes.” Under New York law, abstentions and broker non-votes, if any, will be counted for purposes of determining whether a quorum is present at the meeting, but will not be counted as votes cast. Therefore, they will have no effect on the outcome of the matters to be voted on at the meeting.
     Quorum. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our Common Stock is necessary to constitute a quorum at the Annual Meeting. For purposes of determining whether a quorum is present, abstentions and broker non-votes will be included.
     A list of shareholders entitled to vote at the Annual Meeting will be available for inspection by shareholders during ordinary business hours at the principal executive offices of NYMAGIC located at 919 Third Avenue, New York, New York 10022, for a period of ten days before, and at the time and place of, the Annual Meeting.
     Solicitation. The cost of soliciting proxies will be borne by the Company. In addition to soliciting proxies by mail, proxies may be solicited by our directors, officers and other employees by personal interview, telephone, internet, telegram and other means of communication. Such persons will receive no additional compensation for such services. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to the beneficial owners of shares of our Common Stock held of record by such brokers and other fiduciaries. The Company will reimburse the brokers and other fiduciaries for their reasonable out-of-pocket expenses incurred when the solicitation materials are forwarded. The Company does not expect to engage an outside firm to solicit votes, but if such a firm is engaged subsequent to the date of this Proxy Statement, the cost is estimated to be less than $10,000, plus reasonable out-of-pocket expenses.
Proposal No. 1: Election of Directors
     Information concerning the nominees for election to the Board of Directors of the Company (the “Board”) is set forth below.
     On February 20, 2002, certain Company shareholders entered into a voting agreement, which was amended on March 1, 2002, January 27, 2003, March 12, 2003 and February 24, 2004, with Mariner Partners, Inc. (“Mariner”) (a professional asset management company of which Mr. Michaelcheck, a former member of our Board of Directors, is the beneficial owner of a substantial number of shares). This voting agreement was substantively amended and restated on October 12, 2005 and amended again on October 15, 2008, in order to conform its embedded option with section 409H of the Internal Revenue Code (as amended and restated, the “Amended and Restated Voting Agreement”). The Amended and Restated Voting Agreement relates to approximately 15.90% of the Company’s issued and outstanding shares of Common Stock as of the record date. It grants Mariner an option to purchase 1,350,000 shares of Common Stock from the participating shareholders and entitles each party to the agreement to designate certain individuals for nomination as Directors of the Company. The Company is not a party to the Amended and Restated Voting Agreement. Additional information concerning the Amended and Restated Voting Agreement is contained below under the heading “Voting Agreement.”
     Prior to the amendment to NYMAGIC’s Amended and Restated By-Laws (the “By-Laws”) adopted by the Board of Directors at its meeting of March 22, 2010, the By-Laws provided for a Board of Directors consisting of not fewer than nine or more than nineteen Directors. At that meeting, however, the Board of Directors acting without reference to the Voting Agreement, after considering the recommendation of the Nominating/Corporate Governance Committee of the Board of Directors to reduce the size of the Board of Directors from thirteen to seven Directors, and the minimum number of Directors from nine to seven, and evaluating the benefits of such a reduction in the number of Directors including among others, the cost savings and facilitation of decision making attendant to such a reduction in the number of Directors, approved an amendment to the By-Laws reducing the minimum number of Directors from nine to seven, and resolved to reduce the number of Directors from thirteen to seven, all effective immediately before the Annual Meeting.
     The Nominating/Corporate Governance Committee of the Board of Directors, acting without reference to the Amended and Restated Voting Agreement, nominated Messrs. Glenn Angiolillo, John T. Baily, Dennis H. Ferro, William D. Shaw, Jr., Robert G. Simses, George R. Trumbull, III, and David W. Young to serve as Directors. At a meeting of the Board of Directors on March 22, 2010, all of the candidates named above were then nominated by the Board of Directors for election to the Board of Directors at the Annual Meeting, also without reference to the Amended and Restated Voting Agreement.
     The Board of Directors has nominated and, unless otherwise marked, a proxy will be voted FOR the election of such persons nominated for election. Each of the nominees is currently a Director of the Company. The Board has determined that Messrs., Angiolillo, Baily, Ferro and Young are independent Directors, because they meet the independence criteria set forth in the listing standards of the New York Stock Exchange.
     Each nominee for election to the Board of Directors has consented to being named as a nominee and has agreed to serve if elected. If elected, each Director will serve for a one-year term, expiring at the Company’s 2011 Annual Meeting of Shareholders and until his successor is duly elected and qualified. If unforeseen circumstances, such as death or disability, make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares FOR that other person. We are not aware of any circumstances that would render any nominee for Director unavailable.
     Messrs. John R. Anderson, Ronald J. Artinian, Mark W. Blackman, David E. Hoffman, A. George Kallop and William J. Michaelcheck, current members of the Board of Directors, were not nominated for re-election to the Board of Directors, but will serve as Directors until their current terms expire at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION
TO THE BOARD OF DIRECTORS OF EACH OF THE SEVEN NOMINEES LISTED BELOW.
     The following presents certain information concerning the nominees for election as Directors, including all positions and offices with the Company and its predecessors, terms of office as Director and periods during which the nominee served as such, current membership on Committees of the Board of Directors of the Company, business experience during the last five years, and the specific experience, qualifications, attributes and skills that led to the conclusion that such nominee should serve as a director of the Company at the date of this proxy statement, in light of the business and structure of the Company.
Nominees for Directors

Name	Age	Director Since	Position

Glenn Angiolillo (2)(3)(6)	56	2002	Director
John T. Baily (2)(4)	66	2003	Director
Dennis H. Ferro (3)(5)	64	2009	Director
William D. Shaw, Jr. (1)(3)	64	2002	Director and Vice Chairman
Robert G. Simses (1)(3)(4)	63	2001	Director and Chairman
George R. Trumbull, III (1)(4)	65	2002	Director
David W. Young (2)(3)(4)(5)	66	2003	Director

(1)	Member of Executive Committee

(2)	Member of Audit Committee

(3)	Member of Finance Committee

(4)	Member of Underwriting Committee

(5)	Member of Human Resources Committee

(6)	Member of Nominating /Corporate Governance Committee
     Glenn Angiolillo has served as president of GJA Corp., a consulting and advisory firm specializing in wealth management, since 1998. Previously, Mr. Angiolillo was a partner and member of the Management Committee in the law firm of Cummings & Lockwood where he concentrated in the areas of corporate law, mergers and acquisitions and banking and finance. Mr. Angiolillo serves on the boards of directors of Gaylord Entertainment Co., LICT Corp., formerly known as Lynch Interactive Corp. and Trans-Lux Corporation. He previously sat on the board of directors of Farrel Corporation from 2001 until 2007. Mr. Angiolillo’s education and experience in law, business and finance and his positions on the boards of directors of two additional public companies provides the Board of Directors with significant legal, financial and compliance-based expertise and the skills to assist the Company in designing its strategic plans.
     John T. Baily served as the president of Swiss Re Capital Partners from 1999 until his retirement in 2002. Previously, Mr. Baily was a partner (1976-1999), national insurance industry chairman (1986-1998) and a member of the board of partners and its predecessor, the firm council (1986-1999), of the public accounting firm, Coopers & Lybrand where he led the insurance industry group. Mr. Baily serves on the board of directors of RLI Corp. and Endurance Specialty, LTD. Previously, he served on the board of directors of Erie Indemnity Company from 2003 to 2008. As the former lead partner in the insurance practice area of a highly respected registered public accounting firm, Mr. Baily’s insurance industry acumen and his experience with accounting and financial reporting issues as well as SEC matters are invaluable assets to the Company.
     Dennis H. Ferro was, until his retirement in 2008, the President and Chief Executive Officer of Evergreen Investment Management Company having been appointed to that position in 2003, and having been employed there since 1999. From 1994 to 1999 Mr. Ferro held a number of senior positions at Zurich Investment Management, LTD., including Chief Executive Officer, Managing Director of Scudder Investments, U.K. LTD. Mr. Ferro’s substantial domestic and international investment experience and his knowledge of capital markets, finance and accounting, as well as his exposure to public policy issues affords the Company with a unique and valuable perspective on the oversight of its investments.
     William D. Shaw, Jr., became the Vice Chairman of the Company in May 2002. Since January 1, 2004 he has been employed by Mariner and is a member of its management and investment committees. He has been the managing member of Mariner LLC, an investment management company not directly affiliated with Mariner since 1999. From 1998 to 1999, Mr. Shaw served as chairman of the board of directors of Aubrey G. Lanston & Co. Inc., a securities broker-dealer, and also served as its president and chief executive officer from 1993 to 1998. Having spent his entire career in progressively senior roles in the financial services industry, including that of the chairmanship of a securities broker-dealer, Mr. Shaw is intimately familiar with the investment community, and his deep knowledge of asset management and securities trading allows the Company to take advantage of new strategies and solutions to address an increasingly complex and volatile investment environment.
     Robert G. Simses is the Chairman of the Company. He has served as the Managing Partner of the law firm of Simses & Associates P.A. since 2001, where he practices in the area of estate and charitable planning, trust and estate administration and taxation. Previously, from 1981 to 2001 he was a partner in the law firm of Cummings & Lockwood, where he was the partner in charge of its Palm Beach, Florida office. Since October 2002, Mr. Simses has served as the President and Chief Operating Officer of The William H. Pitt Foundation Inc., and since 2008 Mr. Simses has served on the board of directors of Tiptree Financial Partners, L.P., whose general partner, Tricadia Capital, LLC., is a Mariner affiliate. Mr. Simses is the longest serving member of the Board of Directors and he brings to it an important institutional knowledge of the Company as well as an historical understanding of its operations and growth. His practical experience as an attorney and his grasp of asset management issues provides the Company with operational, financial and corporate governance expertise.
     George R. Trumbull, III was elected to the positions of senior executive vice president of the Company, effective March 12, 2010, and President and Chief Executive Officer of the Company, effective April 2, 2010. He was previously the chairman and the chief executive officer of the Company having been elected to those positions in May and June 2002, respectively. On October 1, 2005 and May 21, 2008, Mr. Trumbull resigned from his positions as chief executive officer and chairman, respectively. He served as chairman of the board of directors and chief executive officer of Encompys, Inc., a software services provider, from February 2001 until May 2002. From September 1999 to February 2001, Mr. Trumbull was a private investor, and from May 1994 to September 1999, he served as chief executive officer of AMP Limited, an Australian insurance and asset management company. Mr. Trumbull also served as the non-executive chairman of Select Reinsurance Ltd., a Bermuda based reinsurance company from March 2003 until December 2004. Mr. Trumbull’s extensive experience as a chief executive officer of publicly traded insurance companies demonstrates his leadership ability and commercial acuity. He has a broad background in virtually all aspects of the insurance industry, and earlier in his career served as the chief investment officer of a well known insurance company. This experience, coupled with his deep understanding of both the operational and strategic issues facing the Company provides it with effective leadership in the conduct of its business.
     David W. Young has been a partner of CCP Equity Partners, LLC., a private equity/venture capital business since 2001. During 2000 and 2001 he was a private investor. Beginning in 1988 Mr. Young assumed responsibility for managing the investments of The Progressive Corporation and served as its chief investment officer from 1996 until his departure from The Progressive Corporation in 1999. Mr. Young, who has broad insurance industry experience, possesses valuable financial expertise including extensive experience with capital markets and investments in both public and private companies from which the Company benefits.
BOARD OF DIRECTORS LEADERSHIP STRUCTURE
AND ROLE IN RISK OVERSIGHT
     Board Leadership and Executive Sessions. Mr. Simses, the Chairman, presides at all meetings of the Board of Directors. Currently, the offices of Chairman and President and Chief Executive Officer are separated. The Company does not have a policy regarding the separation of the offices of the Chairman and the President and Chief Executive Officer. The Board of Directors believes that the separation of these offices is best considered in the context of corporate strategy and succession planning, and that it is in the best interests of the Company to weigh from time to time the question of whether these positions should be combined or separated. Our current practice of separating the positions of Chairman and President and Chief Executive Officer recognizes the differences between the two roles. The President and Chief Executive Officer is responsible for establishing the strategic direction of the Company as well as for providing its day to day operational leadership, while the Chairman provides guidance to the President and Chief Executive Officer and sets the agenda for Board of Director meetings and presides over them. Mr. Simses, our Chairman, is a participant in the Voting Agreement and is therefore not “independent” under the listing standards of the New York Stock Exchange. Accordingly, our Board of Directors has appointed the Chairman of our Nominating/ Corporate Governance Committee, Mr. Angiolillo, as “presiding director” to preside at all executive sessions of both “non-management” and “independent” Directors, as defined under the listing standards of the New York Stock Exchange. These two groups of Directors generally meet in executive sessions at least four times a year.

     Board of Directors Role in Risk Oversight. The Board of Directors is ultimately accountable for risk oversight of the Company, but its responsibility in this area is facilitated by management reporting processes that are designed to provide communication to the Board of Directors about the identification, assessment and management of critical risks and management’s risk mitigation strategies. These areas of focus include competitive, economic, operational, financial (accounting, credit, liquidity, and tax), investment, legal, regulatory, compliance, health, safety and environment, political, and reputational risks. In addition, five Board of Directors committees assist the Board of Directors in fulfilling its oversight responsibilities in specific areas of risk. The Audit Committee provides the Board of Directors guidance regarding risk management in the areas of the Company’s reserve position, financial reporting, internal controls and compliance with legal and regulatory requirements, and, in accordance with New York Stock Exchange requirements, discusses policies with respect to risk assessment and risk management. Risk assessment reports are periodically provided by management to the Audit Committee. The Finance Committee oversees the Company’s investments and reviews with the Board of Directors the risk profile it receives from the Company’s investment manager. The Underwriting Committee provides the Board of Directors with an assessment of the Company’s risks associated with its underwriting activities. The Human Resources Committee offers input to the Board of Directors on the management of risks arising from the Company’s compensation policies and programs. The Nominating/Corporate Committee affords the Board of Directors counsel in connection with risks associated with corporate governance, board organization, membership and structure, as well as those attendant to succession planning for Directors and senior officers.
Committees of the Board
     NYMAGIC has six standing Committees of the Board of Directors, including an Audit Committee, an Executive Committee, a Finance Committee, a Human Resources Committee, a Nominating/Corporate Governance Committee and an Underwriting Committee. During 2009, the Board of Directors held four meetings. The Executive Committee, Audit Committee, Finance Committee, Nominating/Corporate Governance Committee, Human Resources Committee and Underwriting Committee held eight, one, nine, two, five and two meetings, respectively. During their service as members of the Board in 2009, all of the Company’s Directors attended all of the meetings of the Board of Directors. All Directors attended at least 75% of the total number of meetings of each Committee on which he served. We do not have a formal policy regarding attendance by members of the Board of Directors at our Annual Meeting, but we encourage all Directors to attend. We make every effort to schedule our Annual Meeting at a time and date to permit attendance by Directors. Twelve of our Directors attended our last annual meeting, which was held on May 21, 2009.
     Audit Committee. The Audit Committee consists of the following Directors: Messrs. Glenn Angiolillo, Ronald J. Artinian, John T. Baily, who is the Audit Committee’s chairman and financial expert, David E. Hoffman and David W. Young. All Audit Committee members meet the independence criteria and have the qualifications set forth in the listing standards of the New York Stock Exchange and Rule 10A-3 under the Securities Exchange Act of 1934. Mr. Baily is qualified as an audit committee financial expert within the meaning of Item 407(d)(5)(ii) of Regulation S-K and the Board of Directors has determined that he has the accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange. The Audit Committee’s responsibilities include (i) pre-issuance review of quarterly and year-end earnings releases, (ii) reviewing the Company’s external and internal audit functions and the adequacy of its internal accounting and financial controls, (iii) oversight of Sarbanes-Oxley Act compliance, including responding to any whistleblower reports, (iv) reviewing with the independent registered public accountants their report on the Company’s financial statements and (v) reviewing the professional services proposed to be provided by the independent registered public accountants and considering the possible effect of such services on their independence. On February 26, 2004 the Board of Directors adopted a written charter under which the Audit Committee operates. The Board of Directors reviews and assesses the adequacy of the charter of the Audit Committee on an annual basis. A copy of the charter of the Company’s Audit Committee is posted on our corporate website at www.nymagic.com and available in print to any Shareholder who requests it.
     The Audit Committee’s procedures for the pre-approval of audit and permitted non-audit services are described in “Proposal No. 2: Ratification of the Appointment of Independent Registered Public Accountants-Audit Committee Pre-Approval Policy.”
     Executive Committee. The Executive Committee consists of the following Directors: Messrs. A. George Kallop, William D. Shaw, Jr., Robert G. Simses and George R. Trumbull, III. The Executive Committee may exercise all powers of the Board of Directors in the management of the business and affairs of the Company during intervals between meetings of the Board of Directors.
     Finance Committee. The Finance Committee consists of the following Directors: Messrs. Glenn Angiolillo, Ronald J. Artinian, A. George Kallop, William J. Michaelcheck, William D. Shaw, Jr., Robert G. Simses, and David W.

Young. As noted below under the heading “Certain Relationships And Related Transactions” Mr. Michaelcheck is the beneficial owner of a substantial number of shares of Mariner, Mr. Shaw is a shareholder and employee of Mariner and Mr. Kallop is a party to a contract with Mariner. As discussed in the section entitled “Certain Relationships and Related Transactions” the Company entered into an investment management agreement with Mariner pursuant to which Mariner is responsible for managing the Company’s investment portfolio. The Finance Committee provides general investment direction to Mariner and ensures that Mariner’s investments are consistent with the Company’s investment guidelines. The Finance Committee monitors and reviews the Company’s financial position and investment policy. The Company’s investment policy is reviewed quarterly and conforms to the requirements contained in the New York State Insurance Law and Regulations.
     Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee consists of the following Directors: Messrs. John R. Anderson, Glenn Angiolillo, David E. Hoffman and David W. Young. All members of the Nominating/Corporate Governance Committee meet the independence criteria set forth in the listing standards of the New York Stock Exchange. The Nominating/Corporate Governance Committee is responsible for recommending qualified candidates for Director positions whose terms are to expire or are vacant.
     The Nominating/Corporate Governance Committee seeks Directors who provide varying perspectives to our Board of Directors and maintain the following qualities: high standards of integrity, diversified knowledge, business acumen, professional leadership, financial expertise, managerial experience, commitment, diligence and the ability to act in the interests of all shareholders. The Nominating/Corporate Governance Committee seeks nominees with a wide diversity of experiences, professions, skills, and backgrounds. The Nominating/Corporate Governance Committee does not assign specific weights to particular criteria and no one criterion is necessarily applicable to all prospective nominees. The Company believes that the backgrounds and qualifications of the Directors, considered as a group, should provide a significant composite of experience, knowledge and abilities that will allow the Board of Directors to fulfill its obligations. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.
     The Nominating/Corporate Governance Committee provides a report to the Board of Directors setting forth certain information about each candidate it is recommending. Any Director may recommend other candidates for available Director positions, provided that specified information about such candidates is given. The Nominating/Corporate Governance Committee will consider responsible recommendations by shareholders of candidates to be nominated as Directors of the Company. All such recommendations must be in writing and addressed to the Corporate Secretary of the Company at: Corporate Secretary, Shareholder Nominations, NYMAGIC, INC., 919 Third Avenue, New York, New York 10022. The submissions should include a current resume and curriculum vitae of the candidate and a statement describing the candidate’s qualifications and contact information for personal and professional references and must include such information about the candidate that the Company would need to include in any proxy statement for the election of Directors as well as the consent of the candidate to being named in the proxy material and to serving if elected. The submission should also include a description of all arrangements or understandings between the submitting shareholder and the candidate. By accepting a shareholder recommendation for consideration, the Nominating/Corporate Governance Committee does not undertake to adopt or to take any other action concerning the recommendation or to give the proponent its reasons for any action or failure to act. Additional information concerning shareholder proposals is contained below under the heading “Submission of Shareholder Proposals and Discretionary Voting.” The Board of Directors has adopted a written charter under which the Nominating/Corporate Governance Committee operates. The charter of the Nominating/Corporate Governance Committee is posted on our corporate website at www.nymagic.com and available in print to any Shareholder who requests it.
     Human Resources Committee. The Human Resources Committee consists of the following Directors: Messrs. John R. Anderson, Dennis H. Ferro, David E. Hoffman and David W. Young. All members of the Human Resources Committee meet the independence criteria set forth in the listing standards of the New York Stock Exchange. The Human Resources Committee is charged with the administration of the Company’s 1991 Stock Option Plan and the 1999 Phantom Stock Plan, as well as the review and approval of the compensation package of the Company’s President and Chief Executive Officer as well as the Company’s salary structure and benefit packages. Additional information concerning the administration of these plans and the compensation policies of the Human Resources Committee is contained below under the heading “Compensation of Executive Officers — Compensation Discussion and Analysis.” The Board of Directors has adopted a written charter under which the Human Resources Committee operates. The charter of the Human Resources Committee is posted on our corporate website at www.nymagic.com and available in print to any Shareholder who requests it.
     Underwriting Committee. The Underwriting Committee consists of the following Directors: Messrs. George R. Trumbull, III, John R. Anderson, John T. Baily, Mark W. Blackman, A. George Kallop, Robert G. Simses and David W.

Young. The Underwriting Committee is responsible for ensuring that the Company follows the overall underwriting strategy defined by management and the Board of Directors. The Underwriting Committee’s duties include periodic reviews of the lines of business written by the Company, ensuring that pricing and risk selection criteria are adhered to by our underwriting staff, and making sure that the Company maintains high levels of experience and expertise in our underwriting staff.
Human Resources Committee Interlocks and Insider Participation
     During 2009, the Human Resources Committee of the Board of Directors consisted of Messrs. John R. Anderson, Dennis H. Ferro, David E. Hoffman, and David W. Young. No committee member had any interlocking relationships requiring disclosure under applicable rules and regulations.
     For a description of certain relationships and transactions with members of the Board of Directors or their affiliates, see “Certain Relationships and Related Transactions.”
Corporate Governance
     Code of Business Conduct and Ethics. We have adopted a Code of Ethics for Senior Executive and Financial Officers as well as a Code of Business Conduct and Ethics for Directors, Officers and Employees. These codes of business conduct and ethics are designed to comply with Securities and Exchange Commission regulations and New York Stock Exchange corporate governance rules related to codes of conduct and ethics and are posted on our corporate website at www.nymagic.com and available in print to any Shareholder who requests them. Copies of our Code of Ethics for Senior Executive and Financial Officers as well as our Code of Business Conduct and Ethics for Directors, Officers and Employees are available, free of charge, upon request directed to: Corporate Secretary, NYMAGIC, INC., 919 Third Avenue, New York, NY 10022.
     Corporate Governance Guidelines. We have also adopted corporate governance standards to advance the functioning of our Board of Directors and its committees and to set forth the Board of Directors’ expectations as to how it should perform its functions. Our corporate governance standards are posted on our corporate website at www.nymagic.com and available in print to any Shareholder who requests them.
     Non-Management Directors. Our non-management Directors meet at regularly scheduled executive sessions without management and our independent Directors meet separately also at regularly scheduled executive sessions. Mr. Glenn Angiolillo has been chosen by our Board of Directors to preside at these meetings.
     Shareholder Communications Policy. Our Board of Directors has adopted a policy with respect to shareholder communications with the Board of Directors. Shareholders and other interested parties may communicate directly with our Board of Directors, our non-management Directors as a group or Mr. Glenn Angiolillo, the Director chosen to preside over non-management and independent meetings of the Board of Directors. All communications should be in writing and should be directed to our Corporate Secretary at: Corporate Secretary, NYMAGIC, INC., 919 Third Avenue, New York, NY 10022. The sender should indicate in the address whether it is intended for the entire Board of Directors, the non-management Directors as a group, an individual Director or Mr. Angiolillo. Each communication received by the Corporate Secretary will be forwarded to the intended recipient or recipients in accordance with the existing instructions.

EXECUTIVE OFFICERS
     The following table sets forth certain information with respect to our executive officers as of the date of this proxy statement, none of whom was selected pursuant to any form of agreement or arrangement, including the Amended and Restated Voting Agreement.

			Executive Officer
Name	Age	Position	Since
A. George Kallop	64	President and Chief Executive Officer	2002
Thomas J. Iacopelli	49	Executive Vice President, Chief Financial Officer and Treasurer	2002
Glenn R. Yanoff	53	Executive Vice President	2008
Paul J. Hart	59	Executive Vice President, General Counsel and Secretary	2002
George Sutcliffe	43	Executive Vice President, Claims	2006
Timothy B. McAndrew	51	Executive Vice President, Mutual Marine Office, Inc.	2009
Edwin A. Skoch	42	Executive Vice President, Mutual Marine Office, Inc.	2009
George R. Trumbull, III	65	Senior Executive Vice President	2010
     A description of the business experience of Mr. Trumbull, who was elected the Company’s Senior Executive Vice President on March 12, 2010, and the Company’s President and Chief Executive Officer, effective April 2, 2010, appears above under the heading “Proposal No.1: Election of Directors. Set forth below is a description of the business experience during the last five years of the other executive officers of the Company.
     Mr. Kallop has been the President and Chief Executive Officer of the Company since October, 2005; he will retire from the Company, effective April 2, 2010. Mr. Kallop became the Executive Vice President of the Company in May 2002 and in February 2004 he was appointed to the additional position of Chief Operating Officer. From 1999 to 2002, Mr. Kallop was a principal of Mariner Investment Group, Inc. a professional asset management company. Previously, Mr. Kallop was a managing director of Bear, Stearns & Co. Inc., a global investment banking, securities and brokerage firm. Effective April 2, 2010, Mr. Kallop will retire and George R. Trumbull will become President and Chief Executive Officer of the Company. For more information see the heading “Compensation Discussion and Analysis — Employment Contracts and Termination of Employment Agreements.”
     Mr. Iacopelli has been Executive Vice President and Chief Financial Officer of the Company since March, 2008. Previously, he was Senior Vice President and Chief Financial Officer of the Company since 2002, was appointed Chief Financial Officer in 1989 and was elected the Company’s Treasurer in 2000.
     Mr. Yanoff was appointed an Executive Vice President of the Company on May 1, 2008. Until then, he was employed as an area president of Risk Placement Services, Inc., a subsidiary of Arthur J. Gallagher & Co., an insurance brokerage from 2004. From 1980 until 2004 Mr. Yanoff was a vice president and insurance underwriter with I. Arthur Yanoff & Co., Ltd. Mr. Yanoff is responsible for the Company’s MMO Agencies division.
     Mr. Hart has been Executive Vice President, General Counsel and Secretary of the Company since March, 2008. Previously, he was the Senior Vice President, General Counsel and Secretary of the Company since 2002.
     Mr. Sutcliffe has been Executive Vice President, Claims since March, 2008. Previously, he was the Senior Vice President, Claims since 2006. Prior to that, Mr. Sutcliffe was an associate, and subsequently a partner, in the law firm of McMahon, Martine & Gallagher from 2001.
     Mr. McAndrew was named an Executive Vice President of Mutual Marine Office, Inc. a wholly owned subsidiary of the Company in September, 2009. Previously, he was a Senior Vice President of Mutual Marine Office, Inc., having been appointed to that position in 2004. Mr. McAndrew is responsible for the Company’s “Marine and Energy” book of business.
     Mr. Skoch was named an Executive Vice President of Mutual Marine Office, Inc., a wholly owned subsidiary of the Company in September 2009. Previously, he held the positions of Senior Vice President and Vice President of Mutual Marine Office, Inc., having been appointed to those positions in 2006 and 2004, respectively. Mr. Skoch is responsible for the Company’s “Other Liabilities” book of business.

Compensation Of Executive Officers
COMPENSATION DISCUSSION AND ANALYSIS
Compensation Philosophy and Objectives
     The Company’s named executive officers for 2009 were Messrs. Kallop, Iacopelli, Yanoff, Hart and McAndrew. As a commercial lines property and casualty insurance company, our success depends on our ability to identify, develop, and market insurance products that address important business needs and to deliver superior returns on our invested assets. In addition, the cyclical nature of the insurance business requires us to be able to react nimbly to market dynamics. Accordingly, our overarching goal in compensating executive officers is to attract, retain and motivate superior executives, who are critical to our success. We believe that both short-term and long-term incentive compensation paid to executive officers should be performance driven, and that an increasing proportion of their compensation opportunities should be linked to Company performance and shareholder returns, thus aligning shareholder and management interests.
     Our compensation decisions with respect to executive officer salaries, annual incentive targets and long-term incentive compensation are influenced by: (a) the executive’s level of responsibility and function within the Company; (b) the overall performance and profitability of the Company; (c) our assessment of marketplace compensation, including the pay practices of similar companies; and, (d) the individual employee’s performance. Our philosophy is to provide competitive total compensation opportunities through a mix of base salary, annual bonus, and long-term incentives, including stock-based awards.
Overview of the Components of Executive Compensation
The Company’s executive compensation program comprises a number of components as set forth below:

Component	What the Component Addresses	Purpose of the Component

Base Compensation	Executive competence including skills, experience and contributions to the Company	Provides guaranteed compensation based on market conditions

Annual Incentive	Contributions toward the Company’s achievement of specified earnings and operational goals	Rewards individual performance Focuses on meeting annual goals Provides annual incentive compensation
Motivates achievement of annual performance objectives

Long-Term Incentives Restricted Share Units, Performance Units and Options	Growth in shareholder value Long-term profitability	Stock price performance Profitability Executive ownership of our stock Executive retention

Welfare Benefits	Executives participate in employee benefit plans generally available to our employees, including medical, health, life insurance and disability plans and a profit sharing plan, as well as a severance plan
	Continuation of welfare benefits may occur as part of severance upon certain terminations of employment	These benefits are part of our broad-based total compensation program

Employment Contracts And Termination Arrangements	We have employment agreements with certain named executive officers, including Messrs. Kallop, Hart, Iacopelli, McAndrew and Yanoff. We also have an employment agreement with our Chairman, Mr. Simses.
	These agreements provide severance benefits if an officer’s employment is terminated under defined circumstances	These arrangements are designed to retain executives and provide continuity of management. They are described in more detail on pages 18 through 21 of this proxy statement

     Our compensation programs allow us to attract and retain highly qualified executives and to implement our pay for performance philosophy. We believe that this combination of programs provides an appropriate mix of fixed and variable pay, balances short-term operational performance with long-term shareholder value, and supports executive recruitment and retention.
Determination of Appropriate Target Compensation Levels
     The Human Resources Committee (the “Committee”) relies on a number of factors in ensuring that the Company’s executive compensation program is achieving its objectives. Among those are:
     Peer Company Comparison. We seek to provide competitive compensation based upon our assessment of compensation paid to executive officers in comparable positions at similar companies in the property and casualty segment of the insurance industry. We believe our peer group comprises the following property and casualty companies: HCC Insurance Holdings, Inc., Markel Corp., ARGO Group, Harleysville Group Inc., Navigators Group, Inc., RLI Corp., Tower Group, Inc., EMC Insurance Group Inc, United America Indemnity, LTD, Donegal Group Inc., First Mercury Financial Corporation and Baldwin & Lyons, Inc. (our “Peer Group”).
     With the assistance of an independent compensation consultant, we marshal and evaluate competitive market data annually, and we compare compensation paid to our named executive officers with the total compensation opportunities, including salary, target annual bonus, and long-term incentives paid to executive officers in our Peer Group. Sources of this information include public company proxy statements, published compensation surveys, and a proprietary database maintained by our independent compensation consultant. Given the importance we place on executive retention and our concern about providing excessive short-term incentives in what is a long-term (long tail) business, our base compensation is slightly above, and our annual bonus targets are modestly below, the median of our Peer Group.
     Although we engage an independent compensation consultant to assist us in evaluating executive and director compensation, we did not pay any fees to any external consultants who played a role in determining executive or director compensation while also providing significant non-compensation related services.
     Total Compensation Review. The Committee reviews the Company’s President and Chief Executive Officer’s base compensation, bonus, and equity incentives annually with the guidance of the Company’s Chairman, who provides the Committee with his recommendation, and, as it finds appropriate, with the Company’s Senior Vice President, Human Resources and our independent compensation consultant. The Committee also reviews with the Company’s President and Chief Executive Officer his recommendations regarding other named executive officer base compensation, as well as merit increase and annual incentive bonus pools for our other named executive officers.
2009 Base Compensation
     Base compensation is the guaranteed element of employees’ annual cash compensation. Our named executive officers’ base compensation reflects a combination of factors, including competitive pay levels, the executive’s responsibilities within the Company, the executive’s experience and length of service with the Company, the executive’s total target compensation, our annual budget for merit increases and the executive’s individual performance and changes in responsibility. Base compensation levels are reviewed annually to address these factors.
     The base compensation of our named executive officers reflects the Company’s compensation philosophy. Base salary increases are consistent with marketplace data and practice, and are within a merit pay increase budget approved by the Committee.
     Mr. Kallop’s annual base compensation level is established on an annual basis after review by the Committee of Peer Group data, an assessment of the marketplace for chief executive officers, and after consultation with the Company’s Chairman, as well as the Company’s Senior Vice President, Human Resources and the Committee’s independent compensation consultant, as necessary.
     Mr. Kallop’s base compensation comprises cash and Common Stock. The Common Stock component, which is in the form of restricted share units that vest annually, is used to increase the President and Chief Executive Officer’s direct ownership of Common Stock and to provide him with further incentive to increase the Company’s value.

     In general, the Committee expects that approximately two thirds of the President and Chief Executive Officer’s base compensation will be paid in cash and one third in Common Stock. These percentages may, however, vary from year to year, based on a number of factors including market practices and the value of our Common Stock.
     Effective January 1, 2009, Mr. Kallop’s employment agreement with the Company was amended to increase the cash component of Mr. Kallop’s compensation from $450,000 to $525,000. The Common Stock component of his compensation was unchanged at 8,000 shares, and these amounts were paid pursuant to his amended employment agreement. Based on the market price of our Common Stock at the time Mr. Kallop’s base compensation was determined, the percentage of cash to Common Stock of Mr. Kallop’s base compensation was approximately 69% to 31%. On December 31, 2009 when the Common Stock component of Mr. Kallop’s base compensation vested, the cash and Common Stock components of Mr. Kallop’s base compensation were approximately 75% and 25%, respectively, as a result of the decline in the value of our Common Stock.
     We used the Peer Group data where appropriate to test for the reasonableness and competitiveness of our President and Chief Executive Officer’s base compensation, but we also exercised subjective judgment based on our view of the Company’s unique position and needs.
     Mr. McAndrew also received an increase in base salary from $224,500 to $325,000 to reflect his assumption of additional responsibilities in the underwriting area.
     Other than the increases received by Messrs. Kallop and McAndrew, none of our other named executive officers received increases in base compensation in 2009.
2009 Annual Incentive Plan
     Our Annual Incentive Plan (the “Annual Incentive Plan”) provides our named executive officers with an opportunity to earn annual bonuses based on the Company’s achievement of certain pre-established performance goals and on the named executive officer’s achievement of their agreed goals.
     Similar to the process followed in setting base compensation, a number of factors are considered in establishing annual target bonus opportunities for each of our named executive officers. Some of the factors considered are competitive market practice, the Peer Group survey and the appropriate compensation mix (base, bonus, long-term) for each of our named executive officers. Our objective is to provide each named executive officer with significant incentive to meet their own yearly performance goals and to help the Company achieve its yearly performance goals set by the Committee and our Board of Directors.
     Target bonus opportunities are reviewed annually for the named executive officers. For 2009 the targets ranged from 30% to 75% of cash compensation.
     In evaluating the President and Chief Executive Officer’s performance to determine his bonus and to establish a bonus pool to be used by the President and Chief Executive Officer to award bonuses to the other named executive officers, the Committee used certain performance measures agreed to at the beginning of the year with the President and Chief Executive Officer. These measures include earnings per share; book value per share growth; gross written premium; loss and expense ratios; and, operational milestones.
     Once full year results are complete (normally in late February), the President and Chief Executive Officer provides the Committee with a written assessment of the Company’s performance and the Chairman provides the Committee with his assessment of the President and Chief Executive Officer’s performance.
     After discussing the Company’s performance with the President and Chief Executive Officer and the President and Chief Executive Officer’s performance with the Chairman, the Committee then determines the bonus to be awarded to the President and Chief Executive Officer and the pool out of which bonuses for our senior officers, including the other named executives are to be paid. The final determination of the bonuses of our senior officers including the other named executive officers is made by the President and Chief Executive Officer.
     The President and Chief Executive’s 2009 target annual incentive award is fixed at 75% of his base compensation of $525,000, or $393,750, in accordance with the terms of his amended employment agreement, and it is awarded under circumstances in which both the Company and the President and Chief Executive Officer meet their performance objectives. The Committee uses a balanced scorecard as well as subjective measures in evaluating the

President and Chief Executive Officer’s performance, and in 2009 the Committee, noting the Company’s unprecedented earnings for the year and the President and Chief Executive Officer’s important contributions to the Company, graded his balanced scorecard as indicated below and awarded Mr. Kallop a bonus of $500,028.

	Target	2009
Earnings per share	20.0%	40.00%
Book value per share	12.5%	25.00%
Gross written premium	12.5%	11.25%
Loss ratio	12.5%	25.00%
Expense ratio	12.5%	0%

	70%	101.25%
Action Plans	30%	25.50%

	100%	126.75%
     The President and Chief Executive Officer’s annual incentive award is made in the form of a combination of cash and Common Stock. In accordance with the terms of his amended employment agreement, any bonus award in excess of $200,000 is required to be paid in an equivalent amount of Common Stock, and accordingly Mr. Kallop was paid $200,000 in cash and received an award of 17,525 shares of unrestricted Common Stock under the Company’s Amended and Restated 2004 Long-Term Incentive Plan, which is approximately equivalent to $300,000 divided by $17.12, the closing price on the New York Stock Exchange on March 3, 2010, the date of Mr. Kallop’s bonus award.
     The Committee then approved Mr. Kallop’s recommended bonus pool for the Company’s other senior officers, including the other named executives, whose bonuses were equal to approximately 36% of their 2009 base compensation in the aggregate, as well as his recommended bonus pool for more junior employees of the Company, all of which were paid in cash.
     For additional information about the Annual Incentive Plan, please refer to the Summary Compensation Table, which shows the actual amount of bonuses paid under the plan to our named executive officers for 2009.
2009 Long-Term incentives
     Messrs. Iacopelli and Hart were each awarded 20,000 restricted share units under the Company’s Amended and Restated 2004 Long-Term Incentive Plan in September, 2005. These restricted share units vest in equal installments over five years, with the final amount vesting in September, 2010. The five year vesting period for these awards was implemented to help retain these key executives. Mr. Yanoff, who joined the Company in 2008, was awarded 2,500 restricted share units in May, 2008, which vested on March 1, 2009. Mr. McAndrew was awarded 5,500 restricted share units in 2009 under the Company’s Amended and Restated 2004 Long-Term Incentive Plan and they vest in 2012.
     At the time he joined the Company on May 1, 2008, Mr. Yanoff was also granted a Performance Compensation Award under which he may earn 200 performance units for each $1 million of gross written premium (as that term is defined in his employment agreement) produced by MMO Agencies, a unit of the Company that he manages, provided that the minimum levels of gross written premiums for the applicable Performance Period are achieved and the maximum total loss ratio associated with such premiums is not exceeded. The Performance Periods for Mr. Yanoff’s Performance Compensation Awards were from May 1, 2008 to December 31, 2008, January 1, 2009 to December 31, 2009 and January 1, 2010 to December 31, 2010, respectively. Mr. Yanoff was not awarded any Performance Units for the 2008 Performance Period, and the agreement pursuant to which his Performance Compensation Award was made was novated in May, 2009.
     Coincident with the Company’s entry into a new employment agreement with Mr. Kallop, effective January 1, 2009, the Committee awarded him grants of 8,000 Restricted Share Units, effective January 1, 2009 and January 1, 2010, vesting on December 31, 2009 and December 31, 2010, respectively, provided that Mr. Kallop is employed by the Company on those dates, and approved a long-term equity-based incentive award for Mr. Kallop in the form of Performance Units, with maximum, target and threshold awards of 12,000, 6,000 and 3,000 Performance Units respectively, in each of the two performance periods of one year duration beginning in 2009. The number of Performance Units earned is based upon targeted increases in the value of the Company’s Common Stock. Mr. Kallop did not earn any Performance Units in 2009, because the value of the Common Stock did not reach the agreed performance target. Shares or cash payable in respect of the Performance Units are payable on the second anniversary of the last day of the applicable performance period, provided that Mr. Kallop is then employed by the Company. The market value of the Common Stock exceeded the agreed performance standards at the maximum levels for the 2006 and 2007 Performance Periods, and on December 31, 2008 and December 31, 2009, respectively, Mr. Kallop’s awards of 12,000 Performance Units for the 2006 and 2007 Performance Periods were settled in Common Stock.
Equity Incentives
     Stock options align employee interests with those of our shareholders, because options have value only if the market value of our Common Stock price increases over time. The Company’s 10-year options, granted at the market price on the date of grant, help focus employees on long-term growth. Their four-year vesting provisions also help retain employees. Shorter term option grants help focus employees on specific intermediate and short term corporate goals. The Company does not reprice options, and similarly, if the stock price declines after the grant date, we do not replace options. In the event stock options are granted to new hires, the grants are effective on the date of hire or on the date of the Board of Directors meeting next following the date of hire. We believe that this process for establishing the grant date on the date of hire, or on a specific date after the date of hire, provides assurance that grant timing is not manipulated for employee gain.
     In March 2009, the Company awarded Mr. Kallop’s 2008 bonus in the form of options to purchase 100,000 shares of Common Stock. These options have an exercise price of $15, vest ratably on the first and second anniversaries of the grant date of the award and expire on the third anniversary of the grant date of the award.
     Grants of restricted share units are designed to retain executives, encourage their ownership of our Common Stock and to focus them on the long term profitability of the Company and the performance of our Common Stock. Other than the grants of restricted share units to Messrs. Kallop and McAndrew, as indicated under the headings “2009 Long-Term Incentives” and “Base Compensation” the Company did not award any grants of restricted share units in 2009 to any other named executive officer of the Company.
Timing of Compensation
     At its March 3, 2010 meeting the Committee reviewed annual incentive plan targets and equity grants to our named executive officers, and approved the President and Chief Executive Officer’s 2009 bonus as well as a pool from which the 2009 bonuses of the Company’s senior officers, including the other named executive officers, would be paid.
Retirement Plans
     The Company maintains a Profit Sharing Plan and Trust, which provides for an annual mandatory contribution of 7.5% of qualified compensation, including bonuses, for each year of service during which the employee has completed 11 months of service and is employed on the last day of the plan year. An additional discretionary annual contribution of up to 7.5% of qualified compensation may also be made by the Company. The plan provides for 100% vesting upon completion of one year of service.
     The Company’s contributions for 2009 under the Profit Sharing Plan and Trust were $18,375 for the benefit of each of Messrs. Kallop, Yanoff, Iacopelli, Hart and McAndrew. The Company does not maintain any defined benefit retirement plans.
Employee and Post-Employment Benefits
     The Company offers basic employee benefits coverage in order to: 1) provide our employees with a reasonable level of financial security in the event of illness or injury, and 2) enhance productivity and job satisfaction. The benefits available are the same for all of our employees and named executive officers and include medical and dental coverage, disability insurance and life insurance. In addition, the Company’s 401(k) Plan and the Company’s Profit Sharing Plan and Trust provide a reasonable level of retirement income reflecting employees’ careers with the Company. All employees, including our named executive officers, participate in these plans.
     The cost of employee benefits is borne partially by the employee, including each of our named executive officers. Contributions to the 401(k) component of our benefit program are made solely by our employees including our named executive officers.
     The Company also maintains a severance plan in which all employees participate, other than those employed pursuant to written contracts, that provides eligible employees with salary continuation benefits at the rate of two weeks per year of service, with a maximum of 52 weeks, in the event of their termination under defined circumstances. Messrs. Kallop, Hart, Iacopelli, McAndrew and Yanoff have written agreements with the Company that provide for severance payments.
Deferred Compensation Program
     Executives may defer receipt of all or part of the equity component of their compensation under the Company’s deferred compensation program.
Employment Contracts and Termination of Employment Arrangements
     During 2009 the Company maintained employment agreements, termination of employment and change-in-control agreements with certain of its named executive officers, including employment agreements with Messrs. Kallop, Hart, Iacopelli and Yanoff. Under these agreements, Mr. Iacopelli is entitled to a severance payment equal to one year’s salary in the event of his discharge from employment without cause or for good cause, at Mr. Iacopelli’s election, within two years of the date of a sale of the Company. Under his severance agreement operative in 2009 Mr. Hart is entitled to a severance payment equal to three months salary in the event of his discharge from employment without cause. If Messrs. Hart and Iacopelli had been terminated from employment with the Company on December 31, 2009 under the circumstances triggering severance payments described above, the Company would have been obligated to pay them $68,750 and $275,000, respectively.
     In April 2006, the Company entered into a three year employment agreement with Mr. Kallop, effective October 1, 2005, which provided him with an annual salary of $400,000; a target annual incentive award of $300,000; an award of 8,000 shares of restricted share units, which vested on December 31, 2006, an award of 8,000 restricted share units on January 1, 2007, which vested on December 31, 2007, an award of 8,000 restricted share units on January 1, 2008, which vested on December 31, 2008, a long-term performance incentive award, with maximum, target and threshold awards of 12,000, 6,000 and 3,000 performance units, respectively, in each of three performance periods of one year in duration, beginning in 2006, based upon target increases in the Common Stock; severance benefits comprising one year of salary and pro rata annual incentive award at target and accelerated vesting of stock and performance unit grants in the event of his termination without cause prior to a change in control; and, a performance unit incentive award with a maximum target of 25,000 performance units in the event of a change of control. Effective January 1, 2007, Mr. Kallop’s employment agreement was amended to increase his annual salary to $450,000.
     Effective January 1, 2009, the Company entered into a new employment agreement with Mr. Kallop through December 31, 2010. Under his new employment agreement, Mr. Kallop is entitled to an annual base salary of $525,000 and a target annual incentive award of $393,750. Mr. Kallop also received two grants of 8,000 restricted share units, which will vest on December 31, 2009 and December 31, 2010, respectively, provided that he continues to be employed by the Company on those dates, a long-term incentive award with maximum, target and threshold awards of 12,000, 6,000 and 3,000 performance units, respectively, in each of two one-year performance periods beginning on January 1, 2009 and January 1, 2010; and, a supplemental performance compensation award in the amount of 25,000 performance units. The number of performance units eligible to be earned for each of these two one-year performance periods is based on target increases in the market price of the Common Stock in the applicable performance period. The supplemental performance compensation award of 25,000 units is earned if there is a change in control of the Company as defined in the employment agreement. Mr. Kallop’s new employment agreement also includes provisions governing termination for death, disability, cause, without cause and change of control, which include a severance benefit of one year salary, pro rata annual incentive awards at target, and accelerated vesting of stock and performance unit grants in the event of his termination without cause prior to a change of control.
     In March 2008, the Company entered into a 32 month employment agreement with Mr. Yanoff effective May 1, 2008, which provides him with an annual base salary of $400,000; target annual incentive awards of $150,000, which are guaranteed at $150,000, $100,000 and $75,000 for 2008, 2009 and 2010, respectively; an award of 2,500 shares of restricted share units, which vested on March 1, 2009, and a performance compensation award under which he may earn 200 performance units for each $1 million of gross written premium, as defined in his employment agreement, produced by MMO Agencies, a unit of the Company that he manages, provided that the minimum levels of gross written premiums for the applicable performance period are achieved and the maximum total loss ratio associated with such premiums is not exceeded. The performance periods for Mr. Yanoff’s performance compensation awards are from May 1, 2008 to December 31, 2008, January 1, 2009 to December 31, 2009 and January 1, 2010 to December 31, 2010 respectively. In addition, Mr. Yanoff’s employment agreement provides for severance benefits comprising unpaid base salary for the term of the employment agreement as well as guaranteed annual incentive awards, a pro rata performance award for the year in which he is terminated, based upon agreed performance production, and an award of unrestricted stock equal to the number of months remaining on his employment agreement times 1,000, in the event of his termination without cause or for good cause. Effective September 27, 2009 the Company entered into a restated employment agreement with Mr. Yanoff under which his 2008 employment and award agreements were novated. Mr. Yanoff’s 2009 restated employment agreement, which terminates in April, 2013 provides him with an annual base salary of $400,000 and a target annual incentive award of $200,000, which is guaranteed at $100,000 for 2009, and $75,000 for each of 2010, 2011 and 2012.
     The following tables summarize the value of the termination payments and benefits that Messrs. Kallop and Yanoff would have received had they been terminated from employment with the Company on December 31, 2009 under the circumstances indicated. The table excludes (i) amounts accrued through December 31, 2009 that would be paid in the normal course of continued employment such as accrued but unpaid salary, and (ii) the vested account balance in Mr. Kallop’s Profit Sharing Plan and Trust account.
Name and Principal Position: A. George Kallop, President and Chief Executive Officer

	Termination Without
	Cause or With Good		Termination as a
	Cause Prior to a	Termination Upon a	Result of Death or
Benefit	Change in Control	Change in Control	Disability
Cash Severance(1)	$918,750	$393,750	$393,750
Acceleration of Performance Units Standard	$280,000 (2)	$420,000 (3)	$320,000 (2)
Supplemental		$875,000
Health and Welfare(4)	$16,152	$16,152
Estimated Tax Gross Up(5)		$157,449
Total	$1,214,902	$1,862,351	$713,750

(1)	The amounts in this row represent annual salary and an annual bonus at 75% of base salary in the event of termination prior to a change in control without cause, or for good cause, at Mr. Kallop’s election, and an annual bonus at 75% of base salary in the event of termination upon change of control, or as a result of death or disability.

(2)	This amount represents the fair market value as of December 31, 2009 of the Company’s Common Stock underlying performance units, the vesting of which accelerates in connection with the specified event.

(3)	These amounts represent the fair market value as of December 31, 2009 of Common Stock underlying performance units, the vesting of which could be triggered in the event of a change in control at a pre-designated fair market value of the Common Stock.

(4)	The amount in this row represents the cost to the Company of providing life, health and disability insurance benefits for one year.

(5)	The amount in this row represents the estimated gross up payment the Company would pay Mr. Kallop pursuant to his employment agreement in accordance with Code Section 280G.

Name and Principal Position: Glenn R. Yanoff, Executive Vice President

	Termination Without
	Cause or With Good	Termination as a Result of Death
Benefit	Cause	or Disability
Cash Severance(1)	$1,556,507	-0-
Acceleration of Restricted Share Units)	-0-	-0-
Health and Welfare(2)	$21,516	-0-
Total	$1,578,023	-0-

(1)	The amounts in this row represent annual salary through the termination date of Mr. Yanoff’s restated employment agreement and annual guaranteed bonuses of $75,000 for each of 2010, 2011 and 2012.

(2)	The amount in this row represents the cost to the Company of providing life, health and disability insurance benefits for one year.
     On March 11, 2010 Mr. Kallop announced his intention to retire from the Company, effective April 2, 2010. Mr. Kallop informed the Board of Directors that he had intended to retire in any event on or before December 31, 2010, but that the intervening severe illness of a family member had accelerated his plans. In order to facilitate a smooth management transition from Mr. Kallop to his successor, and to recognize his contributions to the Company, the Company entered into an agreement with Mr. Kallop dated April 1, 2010 pursuant to which he will make himself available for advice and counsel to his successor and the Chairman of the Board of Directors through December 31, 2010 in consideration of $800,000, the acceleration of the vesting of his outstanding unvested awards made under the Company’s Amended and Restated Long-Term Investment Plan, the waiver of a requirement in his outstanding option award made in March, 2009 that he be employed by the Company on the date of its exercise and the waiver of a requirement in his performance share award effective January 1, 2009 that he be an employed by the Company in order to be eligible for the grant of a standard performance share award in 2010.
     On October 1, 2005, George R. Trumbull, our former chairman and formerly our chairman and chief executive officer, resigned from the position of chief executive officer. Despite his resignation as chief executive officer, the Board requested Mr. Trumbull to continue to play a significant role with the Company. The Board believed that because of the breadth of his industry experience and his intimate familiarity with the Company, his guidance and frequent consultation with our named executive officers would benefit the Company. Accordingly, after consultation with our independent compensation consultant, in April 2006 the Company entered into an employment agreement with Mr. Trumbull, effective February 1, 2006, which provided him with a base salary of $250,000, a target annual incentive award of $125,000 and an award of 5,000 shares of restricted share units which vested on December 31, 2006. Mr. Trumbull’s Agreement also provided for reimbursement of reasonable expenses incurred in the performance of his duties, and included provisions governing terminations for death, disability, cause, without cause and change of control, which included a severance benefit of one year salary, a pro rata annual incentive award at target and accelerated vesting of stock options in the event of his termination without cause prior to a change of control. Mr. Trumbull’s employment agreement was renewed effective January 1, 2007 and January 1, 2008, but it was subsequently terminated on May 21, 2008 when Mr. Trumbull resigned as chairman. At that time, the Company entered into a one year consulting agreement with Mr. Trumbull pursuant to which his employment agreement was novated, and the Company agreed to accelerate the vesting of 5,000 restricted share units granted to Mr. Trumbull on January 1, 2008, from December 31, 2008, to May 21, 2008, and to pay him $100,000 for providing advice to the Chairman and to the President and the Chief Executive Officer. On May 21, 2009 the Company renewed the Trumbull Consulting Agreement, but in lieu of cash consideration thereunder, Mr. Trumbull was awarded options to purchase 10,000 shares of the Company’s Common Stock, under Company’s Amended and Restated 2004 Long-Term Incentive Plan. These options vest on May 21, 2010, have an exercise price of $15.00 and expire on May 21, 2012.
     On March 11, 2010, Mr. Kallop, announced his intention to retire from the Company, effective April 2, 2010, and on March 12, 2010, the Board of Directors appointed Mr. Trumbull as Senior Executive Vice President of the Company. In addition, the Board resolved that Mr. Trumbull will become the President and Chief Executive Officer of the Company upon the effective time of Mr. Kallop’s resignation on April 2, 2010. Also on March 12, 2010 the Company entered into a new employment agreement with Mr. Trumbull (the “Trumbull Employment Agreement”). The

Trumbull Employment Agreement, which merges into it the services Mr. Trumbull performed under the Trumbull Consulting Agreement and ratifies the option award granted to Mr. Trumbull under it, commenced on March 12, 2010 and will continue until terminated. Mr. Trumbull will be paid $42,000 per month (the “Cash Compensation”) during the period which the Trumbull Employment Agreement is in effect. In addition, in accordance with the terms of the Trumbull Employment Agreement, on March 12, 2010, Mr. Trumbull was granted 20,000 restricted share units under the Company’s Amended and Restated 2004 Long-Term Incentive Plan, which will vest on the first anniversary of the grant date. Mr. Trumbull may elect to defer receipt of these units as provided in the Trumbull Employment Agreement. The Trumbull Employment Agreement may be terminated by the Company for any reason, with or without cause. In the event Mr. Trumbull’s engagement with the Company pursuant to the Trumbull Employment Agreement is terminated for any reason, Mr. Trumbull shall be entitled to his Cash Compensation through the date of such termination, and he is also eligible for a cash bonus at the sole discretion of the Human Resources Committee of the Board of Directors as well as the elimination of any restrictions on any restricted share unit grant or deferred stock awards outstanding at the time of his termination at the sole discretion of the Board of Directors. During the term of the Trumbull Employment Agreement and after its termination Mr. Trumbull will be subject to certain confidentiality and non-solicitation provisions.
     On March 22, 2010 the Company entered into employment agreements with Messrs. Hart and McAndrew, effective January 1, 2010 until December 31, 2012, and on March 29, 2009 the Company entered into an employment agreement with Mr. Iacopelli, effective January 1, 2010 until December 31, 2012.
     Under his employment agreement Mr. Hart is entitled to a base salary of $300,000 and will participate in the Company’s annual incentive plan under which he has a target incentive bonus of 50% of his base salary. In the event Mr. Hart’s employment with the Company is terminated for cause, due to death or permanent disability or if he voluntarily terminates, Mr. Hart will be entitled to receive: (i) base salary earned prior to the date of termination, (ii) any earned but unpaid bonus for the prior calendar year, (iii) any unpaid expense reimbursement and (iv) any amount earned, accrued and arising under any employee benefit plan (together, the “Accrued Benefits”). In the event Mr. Hart’s employment with the Company is terminated by the Company without cause, Mr. Hart will be entitled to receive: (i) the Accrued Benefits, (ii) a payment equal to amount of base salary for the remainder of the term and (iii) a pro rata bonus payment. In the event Mr. Hart’s employment with the Company is terminated by the Company at any time without cause within six months prior to, on the date of, or following a change in control or if Mr. Hart terminates his employment with the Company for good reason within two years following a change in control, Mr. Hart will be entitled to receive: (i) the Accrued Benefits, (ii) a payment equal to two years of base salary and (iii) a pro rata bonus payment. In addition, during the term of his employment agreement and after its Mr. Hart will be subject to certain confidentiality, non-competition and non-solicitation provisions.
     Under his employment agreement Mr. McAndrew is entitled to a base salary of $325,000 and will participate in the Company’s annual incentive plan under which he has a target incentive bonus of 30% of his base salary. In the event Mr. McAndrew’s employment with the Company is terminated for cause, due to death or permanent disability or if he voluntarily terminates, Mr. McAndrew will be entitled to receive the Accrued Benefits. In the event Mr. McAndrew’s employment with the Company is terminated by the Company without cause, Mr. McAndrew will be entitled to receive: (i) the Accrued Benefits, (ii) a payment equal to amount of base salary for the remainder of the term and (iii) a pro rata bonus payment. In the event Mr. McAndrew’s employment with the Company is terminated by the Company at any time without cause within six months prior to, on the date of, or following a change in control or if Mr. McAndrew terminates employment for good reason within two years following a change in control, Mr. McAndrew will be entitled to receive: (i) the accrued obligations, (ii) a payment equal to two years base salary and (iii) a pro rata bonus payment. In addition, during the term of his employment agreement and after its termination Mr. McAndrew will be subject to certain confidentiality, non-competition and non-solicitation provisions.
     Under his employment agreement Mr. Iacopelli is entitled to a base salary of $275,000 and will participate in the Company’s annual incentive plan under which he has a target incentive bonus of 50% of his base salary. In the event Mr. Iacopelli’s employment with the Company is terminated for cause, due to death or permanent disability or if he voluntarily terminates, Mr. Iacopelli will be entitled to receive the Accrued Benefits. In the event Mr. Iacopelli’s employment with the Company is terminated by the Company without cause, Mr. Iacopelli will be entitled to receive: (i) the Accrued Benefits, (ii) a payment equal to amount of base salary for the remainder of the term and (iii) a pro rata bonus payment. In the event Mr. Iacopelli’s employment with the Company is terminated by the Company at any time without cause within six months prior to, on the date of, or following a change in control or if Mr. Iacopelli terminates his employment with the Company for good reason within two years following a change in control, Mr. Iacopelli will be entitled to receive: (i) the Accrued Benefits, (ii) a payment equal to two years of base salary and (iii) a pro rata bonus payment. In addition, during the term of his employment agreement and after its Mr. Iacopelli will be subject to certain confidentiality, non-competition and non-solicitation provisions.

Impact of Accounting and Tax Treatment of Compensation
     The accounting and tax treatment of compensation generally has not been a factor in determining the amounts of compensation for our named executive officers. However, the Committee and management have considered the accounting and tax impact of various program designs to balance the potential cost to the Company with the benefit to our named executive officers.
     With regard to Code Section 162(m), it is the Committee’s intent to maximize deductibility of executive compensation while retaining some discretion needed to compensate executives in a manner commensurate with performance and the competitive environment for executive talent. The NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan, as amended in 2008, was approved by shareholders and permits the award of stock options, restricted and unrestricted stock, SARs and other performance-based equity awards that are fully deductible under Code Section 162(m).
Role of Named Executive Officers in Determining Compensation
     Our President and Chief Executive Officer, with input from our Senior Executive Vice President and our Senior Vice President, Human Resources, recommends to the Committee base salary, target bonus levels, actual bonus payouts and long-term incentive grants for our senior officers, including our named executive officers (other than himself). These recommendations to the Committee based on data and analysis provided by our independent compensation consultant and qualitative judgments regarding individual performance. Mr. Kallop was not involved in determining any element of his own compensation in 2009. Upon his becoming President and Chief Executive Officer on April 2, 2010, we expect Mr. Trumbull to play the same role in determining executive compensation as was performed by Mr. Kallop.

Additional Information Regarding Executive Compensation
     The following table sets forth information, for the fiscal years ended December 31, 2009, 2008 and 2007, regarding the aggregate compensation of our named executive officers:
2009 Summary Compensation Table

				Stock	Option	All Other
Name and		Salary		Awards	Awards	Compensation	Total
Principal Position	Year	(1)	Bonus	(3)	(4)	(5)	Compensation
A. George Kallop(2)*	2009	$535,097	$500,028	$152,400	-0-	$21,445	$1,208,970
President and Chief	2008	$458,654	$250,000	$185,040	-0-	$21,241	$914,935
Executive Officer	2007	$456,774	-0-	$292,800	-0-	$20,122	$769,696

Thomas J. Iacopelli	2009	$280,289	$160,000	-0-	-0-	$24,861	$465,150
Executive Vice President,	2008	$280,288	$40,000	-0-	-0-	$25,279	$345,567
Chief Financial Officer and Treasurer	2007	$274,455	$125,000	-0-	-0-	$24,378	$423,833

Glenn R. Yanoff(6)	2009	$407,693	$200,000	-0-	-0-	$19,515	$627,208
Executive Vice President	2008	$271,283	$150,000	$57,850	-0-	$1,290	$480,423

Paul J. Hart	2009	$280,289	$180,000	-0-	-0-	$24,348	$484,637
Executive Vice President,	2008	$280,288	$40,000	-0-	-0-	$27,201	$347,489
General Counsel and Secretary	2007	$276,122	$125,000	-0-	-0-	$24,378	$425,500

Timothy B. McAndrew	2009	$268,437	$75,000	$92,840	-0-	$21,034	$457,311
Executive Vice President,	2008	$227,401	$20,000	$23,090	-0-	$20,221	$290,712
Mutual Marine Office, Inc.	2007	$218,904	$32,000	$-0-	-0-	$19,347	$270,251

*	Effective April 2, 2010, Mr. Kallop will retire as President and Chief Executive Officer of the Company.

(1)	The amounts shown in this column include base salary and payments in lieu of unused 2009 sick days paid in 2010.

(2)	As discussed under the heading “Compensation Discussion and Analysis- 2009 Annual Incentive Plan” Mr. Kallop was awarded an incentive based award in recognition of his significant contributions to the Company in 2009. The amount reflected in the “Bonus” column represents the sum of $200,000 plus $300,028 the aggregate cash value, on the date of grant, of the award to Mr. Kallop of 17,525 shares of unrestricted Common Stock at $17.12, the closing price of our Common Stock on March 3, 2010. The amount reflected in the “Bonus” column for 2008 represents the approximate cash value, on the date of grant, of the grant to Mr. Kallop of options to purchase 100,000 shares of Common Stock at a purchase price of $15, with such options vesting ratably on each of the first and second anniversaries of the grant date, March 6, 2009. The number of options awarded to Mr. Kallop was determined by employing the Black-Scholes option pricing model under which the current value of each option at the time of its grant was calculated to be approximately $2.50. The amount of the cash equivalent of the incentive award was then divided by this sum and the number of options was fixed at 100,000.

(3)	The amounts set forth in this column represent the grant date fair value of awards of restricted share units made by the Company in the respective fiscal years pursuant to the Company’s Amended and Restated 2004 Long-Term Incentive Plan. Grant date fair value has been determined in accordance with FASB Accounting Standards Codification (“ASC”) Topic 718 “Compensation — Stock Compensation.” For a discussion of the assumptions used in this valuation see note 15 of the notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the years ended December 31, 2009, December 31, 2008 and December 31, 2007.

(4)	The Amounts set forth in this column represent the grant date fair value of option awards made by the Company in respective fiscal years pursuant to the Company’s Amended and Restated 2004 Long-Term Incentive Plan. Grant date fair value has been determined in accordance with FASB ASC Topic 718 “Compensation — Stock Compensation.” For a discussion of the assumptions used in this valuation see note 15 of the notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the years ended December 31, 2009, December 31, 2008 and December 31, 2007.

(5)	The amounts shown in this column represent contributions made by the Company on behalf of Messrs. Kallop, Iacopelli, Yanoff, Hart and McAndrew pursuant to the Company’s Profit Sharing Plan and Trust, as well as payments by the Company on behalf of each named executive officer for life insurance premiums and dividends and interest earned on restricted share units.

(6)	Mr. Yanoff became an employee of the Company in May, 2008.

Compensation Risks
     We have reviewed our compensation policies and practices for our employees, and we do not believe that they are reasonably likely to have a material adverse effect on the Company. In addition, the Human Resources Committee believes that the mix and design of the Company’s components of executive compensation do not encourage management to assume excessive risks. We believe our approach to establishing achievable goals, setting reasonable targets with payouts dependent upon performance, and evaluation of individual performance results are instrumental to mitigating excessive risk-taking that could negatively affect the Company or reward poor judgment by our executives. Several features of our compensation programs reflect sound risk management practices. We believe that our allocation of compensation among base salary and short and long-term compensation allows for opportunities for enhanced compensation but does not encourage excessive risk-taking. Moreover, while our incentive compensation programs incorporate performance criteria that determine bonuses for certain named executive officers based in part on the achievement of business segment results, the risk that they will pursue premium at the risk of profitability is mitigated by their higher base salaries and lower target bonuses when compared to the other named executive officers, whose bonuses are determined largely on the basis of company-wide achievements. We believe that this approach encourages decision making that is in the best long-term interests of the Company. The mix of equity awards used under our long-term incentive program that includes full value awards also mitigates risk, and the multi-year vesting of our equity awards account for risks over time.
2009 Grants of Plan-Based Awards
     The following table sets forth information regarding grants of compensatory awards made to our named executive officers during the fiscal year ended December 31, 2009:

									All
									Other	All Other
									Stock	Option
									Awards:	Awards:		Grant
									Number	Number	Exercise	Date Fair
						Estimated Future Payouts Under			of	of	or Base	Value of
			Estimated Future Payouts Under			Equity Incentive Plan Awards			Shares	Securities	Price of	Stock and
			Non-Equity Incentive Plan Awards			(2)			of Stock	Underlying	Option	Option
	Grant	Plan							or Units	Options	Awards	Awards
Name	Date	(1)	Threshold	Target	Maximum	Threshold	Target	Maximum	(#)	(#)	($/Sh)	(3)
A. George Kallop,	1/1/09					$114,300	$228,600	$457,200	8,000			$152,400
President and	3/6/09									100,000	$15	$250,000
Chief Executive Officer

Timothy B.	10/15/09								5,500			$92,840
McAndrew, Executive Vice President, Mutual Marine Office, Inc.

(1)	Grants of Plan Based Awards are made under the NYMAGIC, INC. 2004 Amended and Restated Long —Term Incentive Plan.

(2)	The Amounts set forth in this column represent the grant date fair value of performance share unit awards made by the Company pursuant to the Company’s Amended and Restated 2004 Long-Term Incentive Plan. Grant date fair value has been determined in accordance with FASB ASC Topic 718 “Compensation — Stock Compensation.” For a discussion of the assumptions used in this valuation see note 15 of the notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the years ended December 31, 2009, December 31, 2008 and December 31, 2007.

(3)	The amounts in this column represent the aggregate grant date fair value of restricted share unit and option awards made by the Company pursuant to the Company’s Amended and Restated 2004 Long-Term Incentive Plan. Grant date fair value has been determined in accordance with FASB ASC Topic 718 “Compensation — Stock Compensation,” of restricted share unit awards made pursuant to the Company’s Amended and Restated 2004 Long-Term Incentive Plan.

2009 Outstanding Equity Awards at Fiscal Year End

		Option Awards					Stock Awards
							Number		Equity	Equity
				Equity			of	Market	Incentive	Incentive Plan
				Incentive			Shares	Value of	Plan	Awards:
				Plan			or Units	Shares or	Awards:	Market or
		Number		Awards:			of	Units of	Number of	Payout Value
		of	Number of	Number of			Stock	Stock	Unearned	of Unearned
		Securities	Securities	Securities			That	That	Shares,	Shares, Units or
	Year	Underlying	Underlying	Underlying			Have	Have	Units or	Other Rights
	of	Unexercised	Unexercised	Unexercised	Option		Not	Not	Other Rights	That Have Not
	Option	Options	Options	Unearned	Exercise	Option	Vested	Vested	That Have	Vested
Name	Grant	Exercisable	Unexercisable	Options	Price	Expiration Date	(2)	(3)	Not Vested	(3)
A. George Kallop (1)	2009	-0-	100,000	-0-	$15.00	March, 2012	-0-	-0-	12,000	$199,080
Thomas J. Iacopelli	2002	12,500	-0-	-0-	$14.47	September, 2012
	2001	5,000	-0-	-0-	$17.67	March, 2011	4,000	$66,360	-0-	-0-
Glenn R. Yanoff	2002	10,000	-0-	-0-	$14.47	September, 2012	-0-	$-0-	-0-	-0-
Paul J. Hart	2002	16,000	-0-	-0-	$14.47	September, 2012	4,000	$66,360	-0-	-0-
Timothy B. McAndrew	2002	10,000	-0-	-0-	$14.47	September, 2012	6,500	$107,835	-0-	-0-

(1)	Mr. Kallop’s options vest ratably on March 6, 2010 and March 6, 2011. His award of performance share units, although outstanding at December 31, 2009, will not vest.

(2)	Messrs, Iacopelli’s and Hart’s restricted share units will vest in September, 2010. 1,000 of Mr. McAndrew’s restricted share units will vest in September, 2010, the remainder will vest on December 31, 2012.

(3)	The amounts in this column are based upon $16.59, the fair market value of our Common Stock on December 31, 2009.
2009 Option Exercises and Stock Vested
     The following table sets forth information regarding the exercise and vesting of stock and options awards held by our named executive officers during the fiscal year ended December 31, 2009:

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
Name	on Exercise	on Exercise	on Vesting	on Vesting
A. George Kallop	-0-	-0-	20,000	$331,800	(1)
Thomas J. Iacopelli	5,000	$19,013	4,000	$68,200	(2)
Glenn R. Yanoff	-0-	-0-	2,500	$30,075	(3)
Paul J. Hart	-0-	-0-	4,000	$68,200	(2)
Timothy B. McAndrew	-0-	-0-	1,000	$17,050	(2)

(1)	Based upon $16.59, the fair market value of our Common Stock on December 31, 2009, the date Mr. Kallop’s shares vested.

(2)	Based upon $17.05, the fair market value of our Common Stock on September 14, 2009, the date Messrs. Iacopelli’s, Hart’s and McAndrew’s shares vested.

(3)	Based upon $12.03 the fair market value of our Common Stock on February 27, 2009, the date Mr. Yanoff’s shares vested.

Compensation Of Directors
     Directors who are not also employees of the Company receive a base retainer of $80,000, which is paid in two installments of $40,000, one on each of June 1 and January 1. The chairmen of the Audit Committee receives an additional annual retainer of $15,000 to reflect the added responsibilities of this position, and the Chairman of the Finance Committee receives an additional retainer of $50,000, because he plays an integral role in overseeing the Company’s investments and directing the activities of our investment manager. At least 50% of each director’s base retainer must be deferred as deferred share units under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan; the remainder of the base retainer as well as the additional retainers paid to the chairmen of the Audit Committee and Finance Committee may be deferred as deferred share units under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan. Directors who are not employees of the Company also have received options to purchase 10,000 shares of the Company’s Common Stock, and from time to time may be granted restricted share units under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan. No such grants, however, were made to Directors in 2009. The Company’s independent Directors may be called upon from time to time to serve on independent committees of the Board of Directors, and depending upon the nature of the matter the independent committee is considering, may be compensated for their service on such independent committees. During 2009, the Company did not pay any cash compensation to our independent Directors who served on an independent committee. All Directors serve on all of the boards of the Company’s domestic subsidiaries, except Southwest Marine And General Insurance Company, and two of our Directors, serve on the board of Southwest Marine And General Insurance Company, but they are not separately compensated for that service. The Company’s domestic subsidiaries consist of three insurance companies, New York Marine And General Insurance Company, Gotham Insurance Company and Southwest Marine And General Insurance Company, and three insurance underwriters and managers, Mutual Marine Office, Inc., Pacific Mutual Marine Office, Inc. and Mutual Marine Office of the Midwest, Inc.
2009 Director Compensation
     The following table sets forth information regarding the aggregate compensation we paid to the members of our Board of Directors, except Mr. Kallop, our President and Chief Executive Officer, during the fiscal year ended December 31, 2009:

	Fees Earned			All Other
	or Paid in Cash	Stock Awards	Option Awards	Compensation
Name	(1)	(2)	(3)	(4)		Total
John R. Anderson	$42,000	-0-	-0-	$736		$42,736
Glenn Angiolillo	$42,000	-0-	-0-	$2,596		$44,596
Ronald J. Artinian	$42,000	-0-	-0-	$977		$42,977
John T. Baily	$49,500	-0-	-0-	$1,487		$50,987
Mark W. Blackman	$31,200	-0-	$79,184	$76,696	(5)	$187,080
Dennis H. Ferro	$47,500	-0-	$38,160	$511		$86,171
David E. Hoffman	$42,000	-0-	-0-	$2,760		$44,760
William J. Michaelcheck	$42,000	-0-	-0-	$2,250		$44,250
William D. Shaw, Jr.	$42,000	-0-	-0-	$2,721		$44,721
Robert G. Simses	$2,000	-0-	$52,055	$157,964	(6)	$212,019
George R. Trumbull	$42,000	-0-	$52,055	$68,221	(7)	$162,276
David W. Young	$42,000	-0-	-0-	$2,131		$44,131

(1)	Of the amounts reflected in this column the named Director has deferred the amount indicated as deferred share units under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan: Anderson, $0; Angiolillo, $40,000; Artinian, $40,000, Baily, $40,000; Blackman, $31,200; Ferro, $47,500; Hoffman, $40,000; Michaelcheck, $40,000; Shaw, $40,000; Simses, $0; Trumbull, $40,000; and, Young, $40,000.

(2)	Amounts set forth in this column represent the grant date fair value of awards of restricted share units made by the Company in 2009 pursuant to the Company’s Amended and Restated 2004 Long-Term Incentive Plan. Grant date fair value has been determined in accordance with FASB ASC Topic 718 “Compensation — Stock Compensation.” For a discussion of the assumptions used in this valuation see note 15 of the notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2009.

(3)	Amounts set forth in this column represent the grant date fair value of option awards made by the Company in 2009 pursuant to the Company’s Amended and Restated 2004 Long-Term Incentive Plan. Grant date fair value has been determined in accordance with FASB ASC Topic 718 “Compensation — Stock Compensation.” For a discussion of the assumptions used in this valuation see note 15 of the notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2009.

(4)	The amounts in this column represent dividends and interest earned by our Directors on their deferred share unit accounts established under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan, with the exception of Messrs. Blackman, Simses and Trumbull, whose other compensation is explained separately in footnotes 5, 6, and 7 respectively.

(5)	Represents $76,488 paid pursuant to his Separation, Release and Consultancy Agreement, which is more fully described under the heading Certain Relationships and Related Transactions, and $208 in dividends and interest earned in his deferred share unit account established under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan,

(6)	Represents $7,964 in dividends and interest in 2009, and $150,000 in fees paid by the Company to Mr. Simses pursuant to his engagement agreement, effective May 21, 2008, which is more fully discussed under the heading “Certain Relationships And Related Transactions.”

(7)	Represents $50,000 paid pursuant to his consulting agreement effective May 1, 2008, $929 in dividends and interest earned by Mr. Trumbull on his deferred share unit account established under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive, and $17,292, the cost of providing life, health and disability insurance to Mr. Trumbull, pursuant to his employment agreement with the Company effective January 1, 2009.

Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s executive officers, Directors and persons who beneficially own more than 10% of the Company’s Common Stock, to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the Securities and Exchange Commission. Officers, Directors and greater than 10% shareholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) reports which they file.
     The Company prepares Section 16(a) reports on behalf of its executive officers and Directors and certain 10% stockholders based on the information provided by them. Based solely on a review of this information, copies of such forms furnished to the Company and written representations from the Company’s officers, Directors and 10% shareholders, the Company believes that no Director, officer or beneficial owner of more than 10% of our Common Stock failed to file on a timely basis reports required pursuant to Section 16(a) of the Exchange Act with respect to 2009, except that Forms 4 required to be filed for Mr. Kallop on January 5, 2009, and March 10, 2009 were filed on February 2, 2009, and April 15, 2009, respectively; a Form 4 required to be filed for Mr. Baily on April 9, 2009 was filed on April 13, 2009; Forms 4 required to be filed for Messrs. Shaw, Simses and Trumbull on May 25, 2009 were filed on May 28, 2009, June 8, 2009, and June 10, 2009, respectively; a Form 4 required to be filed for Mr. Iacopelli on August 26, 2009 was filed on September 16, 2009; and a Form 4 required to be filed for Mr. Blackman on August 14, 2009 was filed on December 16, 2009.
Equity Compensation Plan Information
     The following table provides information as of December 31, 2009 with respect to shares of the Company’s Common Stock that may be issued under the Company’s existing equity compensation plans.
Securities Authorized for Issuance under Equity Compensation Plans

Number of
securities
	Number of securities		remaining
	to be issued upon		available
	exercise of	Weighted-average	for future issuance
	outstanding	exercise price of	under equity
	options, warrants,	outstanding options,	compensation
Plan Category	and rights	warrants and rights	plans

Equity Compensation Plans Approved by Security Holders (1)	616,125	$15.76	421,001

Equity Compensation Plans Not Approved by Security Holders	-0-	-0-	-0-

Total	616,125	$15.76	421,001

(1)	Of the 421,001 securities remaining available for future issuance under the Company’s equity compensation plans, 271,674 are in the Company’s Amended and Restated 2004 Long-Term Incentive Plan, 142,202 are in the Company’s 1991 Stock Option Plan and 7,125 are in the Company’s 2002 Non-Qualified Stock Option Plan.

Report of the Human Resources Committee
On Executive Compensation
     The Human Resources Committee evaluates and establishes compensation for our named executive officers and for the Chairman and the Vice-Chairman of the Company. In addition, the Committee oversees the Company’s 1991 Stock Option Plan, and other management incentive and benefit programs. An independent committee of the Board of Directors and the Board of Directors as a whole oversee the Company’s 2002 Stock Option Plan and Amended and Restated 2004 Long-Term Incentive Plan, respectively. Management has the primary responsibility for the Company’s financial statements and reporting process, including the disclosure of named executive officer compensation. With this in mind, we have reviewed and discussed with management the Compensation Discussion and Analysis found on pages 13 through 27 of this proxy statement. The Committee is satisfied that the Compensation Discussion and Analysis fairly and completely represents the philosophy, intent, and actions of the Committee with regard to executive compensation and the compensation of our named executive officers, Chairman and Vice-Chairman. We recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.
RESPECTFULLY SUBMITTED,
THE HUMAN RESOURCES COMMITTEE
John R. Anderson
Dennis H. Ferro
David E. Hoffman
David W. Young

Report of the Audit Committee (1)
     The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of the Company’s accounting functions, performance of the Company’s internal audit function, and the Company’s compliance with legal and regulatory requirements, including Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee currently consists of five Directors who have been appointed by the Board of Directors, including Messrs. Glenn Angiolillo, Ronald J. Artinian, John T. Baily (chairman and audit committee financial expert), David E. Hoffman and David W. Young. The Audit Committee members are independent within the meaning of the applicable New York Stock Exchange listing standards and Rule 10A-3 under the Exchange Act. Mr. Baily is qualified as an audit committee financial expert within the meaning of Item 407(d)(5)(ii) of Regulation S-K under the Exchange Act and the Board of Directors has determined that he has the accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange. The Audit Committee is governed by the Charter of the Audit Committee that has been adopted by the Board of Directors. The Board of Directors reviews and assesses the adequacy of the charter of the Audit Committee on an annual basis.
     Management is responsible for the development, maintenance and assessment of the Company’s internal control structure and procedures for financial reporting. KPMG LLP, the Company’s independent registered public accounting firm, are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards, for issuing a report thereon and for auditing the Company’s maintenance of effective internal controls and procedures for financial reporting. The Audit Committee’s responsibility is to monitor and oversee the foregoing functions, including the appointment and retention of the independent registered public accountants. It is not the responsibility of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete, accurate and in accordance with generally accepted accounting principles and compliance applicable rules and regulations.
     The Audit Committee met with management and the independent registered public accounting firm to review and discuss the Company’s audited financial statements for the year ended December 31, 2009. The Audit Committee also discussed with KPMG LLP the matters that are required to be discussed by Statement on Auditing Standards No. 114, as amended (Communication with Audit Committees), which superseded Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). The Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.
     Management and KPMG LLP, our independent registered public accounting firm, have represented to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles in the United States, that they include management’s assessment of the effectiveness of the Company’s internal controls and procedures for financial reporting and the independent registered public accounting firm’s affirmative report on the effectiveness of the Company’s internal control structure and procedures for financial reporting. The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the Audit Committee deemed appropriate, including discussions with the Company’s internal auditor who reports directly to the Audit Committee.
     Based upon the reviews and discussions described in this Audit Committee Report, the Audit Committee recommended to the Board of Directors of the Company that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission.
RESPECTFULLY SUBMITTED,
THE AUDIT COMMITTEE
Glenn Angiolillo
Ronald J. Artinian
John T. Baily, Chairman
David E. Hoffman
David W. Young

(1)	The material in this report is not “solicitation material,” is not deemed filed with the Commission and is not incorporated by reference in any filing of the Company under the Securities Act whether made before or after the date hereof and irrespective of any general incorporation language in any filing.

Security Ownership of Certain Beneficial Owners
     The following table sets forth information as of March 24, 2010, regarding persons, entities or groups, as such term is defined in Section 13 of the Exchange Act, known to the Company to be the beneficial owner of more than 5% of the issued and outstanding shares of Common Stock.

	Amount and Nature		Percent of Common Stock
Name and Address of Beneficial Owner-	of Ownership		Outstanding (1)
Lionshead Investments, LLC	450,000	(2)	5.31%
41 Wee Burn Lane
Darien, CT 06820
Mark W. Blackman	1,095,606	(3)	12.88%
80 Deepwood Road
Darien, CT 06820
Dimensional Fund Advisors, Inc.	730,704	(4)	8.63%
1299 Ocean Avenue — 11th Floor
Santa Monica, CA 90401
Mariner Partners, Inc., et al.	1,350,000	(5)	15.94%
500 Mamaroneck Avenue
4th Floor
Harrison, NY 10528
CCP Fund Managers, LLC	900,000	(6)	10.26%
100 Pearl Street, 17PthP Floor
Hartford, CT 06103
Louise B. Tollefson 2000 Florida Intangible Tax Trust	864,483	(7)	10.20%
c/o Robert G. Simses, Trustee Simses & Associates P.A. 400 Royal Palm Way, Suite 304 Palm Beach, FL 33480
Estate of Louise B. Tollefson	984,120	(8)	11.61%
18665 S.E. Village Circle Tequesta, FL 33469
Wells Fargo & Company	827,681	(9)	9.77%
420 Montgomery Street San Francisco, CA 94163

(1)	Based upon 8,471,488 shares of Common Stock issued and outstanding as of March 24, 2010, except as to CCP Fund Managers, LLC, for which the percent of Common Stock issued and outstanding is based upon 8,771,488 shares and assumes that its options to purchase 300,000 shares, which would be issued by the Company are included in its total of 900,000 shares beneficially owned, are exercised and that the Company issues such shares, and as to Mr. Blackman, for which the percent of Common Stock issued and outstanding is based upon 8,507,094 shares and assumes that the Company would issue his 32,000 restricted share units and 3,606 deferred share units that are vested.

(2)	The managing members of Lionshead Investments, LLC (“Lionshead Investments”) formerly named Blackman Investments, LLC, are Mr. John N. Blackman Jr., a member of our Board of Directors from 1975 until May 2004, and Mr. Blackman’s spouse. Mr. Blackman disclaims beneficial ownership of the shares held by Lionshead Investments. Lionshead Investments is a party to the Amended and Restated Voting Agreement regarding 225,000 of the listed shares as described below under the heading “Voting Agreement.”

(3)	Includes 32,000 restricted share and 3,606 deferred share units acquired by vesting under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan. Mr. Blackman is a party to the Amended and Restated Voting Agreement regarding 225,000 of the listed shares as described below under the heading “Voting Agreement.”

(4)	Based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on February 2, 2010. Dimensional Fund Advisers, Inc., an investment advisor registered under the Investment Advisers Act of 1940 (“Dimensional”), has sole voting and dispositive power with respect to these shares. These shares are held by investment companies registered under the Investment Company Act of 1940, and by trusts and separate accounts for which Dimensional acts as investment advisor. Dimensional disclaims beneficial ownership of all of these shares.

(5)	Based solely on a Schedule 13D/A dated October 12, 2005 and as filed with the Securities and Exchange Commission on November 30, 2005. Mariner, together with 1) Mr. Mark W. Blackman, a member of our Board of Directors; 2) Lionshead Investments of which John N. Blackman, Jr., who was a member of our Board of Directors from 1975 until May 2004 is a managing member and 3) Mr. Robert G. Simses, the Chairman of our Board of Directors, as trustee of Louise B. Tollefson 2000 Florida Intangible Tax Trust (“2000 FITT”) and Louise B. Blackman Tollefson Family Foundation (“Foundation”) entered into the Amended and Restated Voting Agreement and, collectively, share voting and dispositive power over all 1,350,000 shares of Common Stock currently subject to the Amended and Restated Voting Agreement and may be deemed to constitute a “group” as that term is used under Section 13 of the Exchange Act. Information concerning the Amended and Restated Voting Agreement is described below under the heading “Voting Agreement.” Mr. Mark W. Blackman’s address is: C/O NYMAGIC, INC. 919 Third Avenue, New York, NY 10022; Lionshead Investment’s and Mr. John N. Blackman Jr.’s address is: 41 Wee Burn Lane, Darien, CT 06820; and Mr. Simses’ address is: Simses & Associates P.A., 400 Royal Palm Way, Suite 304, Palm Beach, FL 33480.

(6)	Based on a Schedule 13D/A filed with the Securities and Exchange Commission on January 18, 2005 jointly by David W. Young, CCP Fund Managers, LLC (“CCPFM”), Conning Investment Partners VI, LP (“Conning Investment”) and Conning Capital Partners VI, L.P. (“CCPVI”) and on the Company’s current report filed on Form 8-K with the Securities and Exchange Commission on March 28, 2006. CCPFM, by virtue of being the manager member of Conning Investment, may be deemed to indirectly beneficially own the 900,0000 shares of Common Stock directly beneficially owned by CCPVI (600,000 of which are owned and 300,000 of which are subject to options), Conning Investment, by virtue of being the general partner of CCPVI, may be deemed to indirectly beneficially own the 900,000 shares of Common Stock directly beneficially owned by CCPVI (600,000 of which are owned and 300,000 of which are subject to options). CCPVI has direct beneficial ownership of 900,000 shares of Common Stock (600,000 of which are owned and 300,000 of which are subject to options).

(7)	Mr. Robert G. Simses, trustee of 2000 FITT and the Chairman of our Board of Directors, disclaims beneficial ownership of the listed shares. Mr. Simses, as trustee of 2000 FITT, has entered into the Amended and Restated Voting Agreement regarding the shares held by 2000 FITT as described below under the heading “Voting Agreement.”

(8)	Includes 5,262 shares held by the Estate of Mrs. Tollefson, 864,483 shares held by Mr. Robert G. Simses, our Chairman, as trustee of 2000 FITT, 38,591 shares held by the Louise B. Blackman Family Foundation and 75,784 shares held by the Louise B. Tollefson and Bennett H. Tollefson Charitable Remainder Unitrust.

(9)	Based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on January 25, 2010. Wells Fargo & Company is the parent holding company or control person in accordance with Rule 13D-1(b)(ii)(G) of Wells Capital Management, which is an investment advisor registered under the Investment Advisers Act of 1940, has shared voting and dispositive power with respect to all of these shares.
     The determination that there were no other persons, entities or groups, as such term is defined in Section 13 of the Exchange Act known to the Company to beneficially own more than 5% of the Common Stock was based on a review of all statements filed with respect to the Company since the beginning of the past fiscal year with the Securities and Exchange Commission pursuant to Section 13(d) or 13(g) of the Exchange Act.

Security Ownership Of Management
     The following table sets forth information as of March 24, 2010, with respect to the issued and outstanding shares of Common Stock beneficially owned by each Director of the Company, each Director nominee, each named executive officer, and all Directors and executive officers of the Company as a group. Shares of Common Stock that may be acquired by an individual within 60 days of March 24, 2010, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual, but such shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as otherwise noted, each person listed in the table owns all shares directly and has sole voting and investment power with respect to such shares. Other than as noted in the footnotes below, no shares were pledged by our directors or named executive officers.

			Percent of Common
	Amount and Nature		Stock
Name of Beneficial Owner	of Ownership		Outstanding(1)

John R. Anderson	18,947	(2)(23)	*
Glenn Angiolillo	30,164	(3)(23)	*
Ronald J. Artinian	28,615	(4)(23)	*
John T. Baily	25,285	(5)(23)	*
John N. Blackman, Jr.	450,000	(6)	5.31%
Mark W. Blackman	1,095,606	(7)(23)	12.90%
Dennis H. Ferro	15,742	(8)(23)	*
Paul J. Hart	28,090	(9)	*
David E. Hoffman	27,938	(10)(23)	*
Thomas J. Iacopelli	36,550	(11)	*
A. George Kallop	407,125	(12)	4.80%
Timothy B. McAndrew	14,400	(13)	*
William J. Michaelcheck	1,622,708	(14)(23)	19.15%
William D. Shaw, Jr.	14,631	(15)23)	*
Edwin A. Skoch	4,752	(16)(23)	*
Robert G. Simses	1,025,441	(17)(23)	12.04%
George Sutcliffe	10,500	(18)	*
George R. Trumbull, III	439,995	(19)(23)	5.19%
Glenn R. Yanoff	23,390	(20)(23)	*
David W. Young	22,227	(21)(23)	*
All Directors, and executive officers as a group (20 persons)	3,418,358	(22)(23)	38.49%

*	Less than 1% of issued and outstanding Common Stock.

(1)	Based upon 8,471,488 shares of Common Stock issued and outstanding as of March 24, 2010.

(2)	Includes 10,000 shares that may be acquired through the exercise of options and 1,000 restricted share units that have been, or may be, acquired under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan through vesting within 60 days of March 24, 2010 and 4,091 Deferred Share Units under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan.

(3)	Includes 10,000 shares that may be acquired through the exercise of options and 3,000 restricted share units that have been, or may be, acquired under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan through vesting within 60 days of March 24, 2010 and 11,164 Deferred Share Units under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan.

(4)	Includes 5,000 shares that may be acquired through the exercise of options and 1,000 restricted share units that may be acquired under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan through vesting within 60 days of March 24, 2010 and 6,615 Deferred Share Units under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan. 8,000 shares owned directly by Mr. Artinian may be pledged in a broker’s margin account.

(5)	Includes 10,000 shares that may be acquired through the exercise of options and 3,000 restricted share units that have been, or may be, acquired under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan through vesting within 60 days of March 24, 2010 and 9,227 Deferred Share Units under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan.

(6)	Includes 75,000 shares held by the Blackman Co-Trust for the benefit of Mr. Blackman’s spouse and children for which Mr. Blackman and his spouse are co-trustees and 375,000 shares held by Lionshead Investments, LLC for which Mr. Blackman and his spouse are managing members. Mr. Blackman disclaims beneficial ownership over all such shares. Lionshead Investments is a party to the Amended and Restated Voting Agreement regarding the 225,000 shares held by Lionshead Investments as described below under the heading “Voting Agreement.”

(7)	Includes 50,000 shares held by trusts for the benefit of Mr. Blackman’s children, 50,000 shares held by Mr. Blackman’s spouse and 32,000 restricted share units that have been acquired under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan through vesting, and 3,606 Deferred Share Units under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan. Mr. Blackman disclaims beneficial ownership over such shares other than those that have been acquired by vesting. Mr. Blackman is a party to the Amended and Restated Voting Agreement regarding 225,000 shares held by Mr. Blackman as described below under the heading “Voting Agreement.”

(8)	Includes 2,500 shares that may be acquired through the exercise of options within 60 days of March 24, 2010 and 7,080 Deferred Share Units under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan.

(9)	Includes 16,000 shares that may be acquired through the exercise of options within 60 days of March 24, 2010 and 12,000 restricted share units that have been acquired under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan through vesting.

(10)	Includes 10,000 shares that may be acquired through the exercise of options and 3,000 restricted share units that have been acquired under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan through vesting and 11,820 Deferred Share Units under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan.

(11)	Includes 17,500 shares that may be acquired through the exercise of options within 60 days of March 24, 2010 and 16,000 restricted share units that have been acquired under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan through vesting.

(12)	Includes 50,000 shares that may be acquired through the exercise of options within 60 days of March 24, 2010. On April 4, 2002, Mariner entered into an agreement with Mr. Kallop, pursuant to which Mariner assigned to him beneficial ownership of an option to purchase 315,000 shares of Common Stock by agreeing to hold a portion of the Amended and Restated Voting Agreement option covering 315,000 shares of NYMAGIC as nominee for Mr. Kallop, who agreed to be bound to the terms of the Amended and Restated Voting Agreement. On October 12, 2005 Mr. Kallop and Mariner amended their agreement by reducing the number of Amended and Restated Voting Agreement option shares held by Mariner for him from 315,000 to 236,250. The Company is not a party to this agreement. For a more detailed discussion of the agreement between Mariner and Mr. Kallop see “Certain Relationships and Transactions.” Information concerning the Amended and Restated Voting Agreement is described below under the heading “Voting Agreement.”

(13)	Includes 10,000 shares that may be acquired through the exercise of options within 60 days of March 24, 2010 and 3,400 restricted share units that have been acquired under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan through vesting.

(14)	Includes 10,000 shares that may be acquired through the exercise of options and 3,000 restricted share units that have been acquired under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan through vesting and 9,708 Deferred Share Units under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan. Mariner has an option pursuant to the Amended and Restated Voting Agreement to purchase up to and including 1,350,000 shares of Common Stock from certain Company shareholders at any time and from time to time and all such shares are shown as beneficially owned by Mr. Michaelcheck. Additional information concerning the Amended and Restated Voting Agreement is described below under the heading “Voting Agreement.”

(15)	Includes 3,000 restricted share units that have been acquired under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan and 11,631 Deferred Share Units under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan.

(16)	Includes 2,000 restricted share units that have been acquired under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan through vesting.

(17)	Includes 864,483 shares held by Mr. Simses as trustee of 2000 FITT and 38,591 shares held as trustee of the Foundation. Mr. Simses has sole voting and dispositive power over the shares held in the 2000 FITT and the Foundation. Mr. Simses disclaims beneficial ownership of the shares held by 2000 FITT and the Foundation. Mr. Simses as trustee of 2000 FITT and the Foundation is a party to the Amended and Restated Voting Agreement regarding 861,409 shares held by 2000 FITT and the shares held by the Foundation as described below under the heading “Voting Agreement.” Also includes 20,000 shares, which may be acquired through the exercise of options and 22,000 restricted share units that have been, or may be, acquired under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan through vesting within 60 days of March 24, 2010 and 4,129 Deferred Share Units under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan.

(18)	Includes 3,000 restricted share units that have been acquired under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan through vesting.

(19)	On April 12, 2005, Mariner entered into an agreement with Mr. Trumbull pursuant to which Mariner assigned to him beneficial ownership of an option to purchase 450,000 shares of Common Stock by agreeing to hold a portion of the Amended and Restated Voting Agreement option covering 450,000 shares of NYMAGIC as nominee for Mr. Trumbull, who agreed to be bound to the terms of the Amended and Restated Voting Agreement. On October 12, 2005 Mr. Trumbull and Mariner amended their agreement by reducing the number of Amended and Restated Voting Agreement option shares from 450,000 to 337,500. The Company is not a party to this agreement. For a more detailed discussion of the agreement between Mariner and Mr. Trumbull see “Certain Relationships and Transactions.” Information concerning the Amended and Restated Voting Agreement is described below under the heading “Voting Agreement.” Also includes 15,000 shares that may be, acquired within 60 days of March 24, 2010 though the exercise of options and 1,000 restricted share units which have been acquired through vesting under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan and 6,395 Deferred Share Units under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan.

(20)	Includes 10,000 shares that may be, acquired within 60 days of March 24, 2010, upon exercise of options, 2,000 Restricted Share Units that have been acquired through vesting under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan and 274 Deferred Share Units under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan.

(21)	Includes 10,000 shares that may be acquired through the exercise of options and 3,000 restricted share units that have been, or may be, acquired under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan through vesting and 9,227 Deferred Share Units under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan, but excludes 600,000 shares of Common Stock held by CCPVI and 300,000 shares of Common Stock which may be acquired CCPVI within 60 days of March 24, 2010 through the exercise of options. As set forth above in footnote (6) to the table “Security Ownership of Certain Beneficial Owners,” such shares are beneficially owned by CCPVI, a limited partnership. Mr. Young, who is a member of CCP Equity Partners, the general partner of CCPVI, disclaims beneficial ownership of such shares.

(22)	Of the 3,418,358 shares listed as beneficially owned by all Directors and executive officers as a group, 206,000 shares represent shares that could be acquired within 60 days of March 24, 2010, upon exercise of options, 108,400 represent restricted share units that have been, or may be, acquired through vesting under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan and 94,969 shares represent Deferred Share Units under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan. These shares are included in the total number of outstanding shares for the purpose of determining the percentage of Common Stock beneficially owned by all Directors and executive officers as a group. The above listed shares do not include the 1,350,000 shares shown as beneficially owned by Mr. Michaelcheck because those shares represent shares that Mariner may acquire from certain other shareholders listed in the table above at any time and from time to time pursuant to the Amended and Restated Voting Agreement; if those shares were acquired by Mariner the total shareholdings of those other shareholders would be reduced correspondingly. Similarly, the listed shares do not include 236,250 of the shares shown as beneficially owned by Mr. Kallop and 337,500 shares shown as beneficially owned by Mr. Trumbull, because such shares represent a portion of the purchase option of Mariner under the Amended and Restated Voting Agreement. Information concerning the Amended and Restated Voting Agreement is described below under the heading “Voting Agreement.”

(23)	The Deferred Share Unit holders have sole voting power with respect to the Deferred Share Units but do not have sole or shared dispositive power until the Deferred Share Units are converted to Common Stock and issued.

Voting Agreement
     The following parties have entered into a Voting Agreement: (1) Mariner; (2) Mr. Mark W. Blackman, a member of our Board of Directors and the Company’s former Executive Vice President and Chief Underwriting Officer; (3) Lionshead Investments, LLC, of which Mr. John N. Blackman, Jr., a member of our Board of Directors from 1975 until May 2004, is a managing member; and, (4) Mr. Robert G. Simses, the Chairman of our Board of Directors, as trustee of 2000 FITT and Foundation.
     Mr. Blackman, Lionshead Investments, LLC and Mr. Robert G. Simses are referred to below as the three “Participating Shareholders” under the Amended and Restated Voting Agreement. The Participating Shareholders have agreed to certain matters as described below with respect to 225,000 shares held by each of Mr. Blackman and Lionshead Investments, LLC, and 900,000 shares held by 2000 FITT and Foundation (the “Voting Shares”). Additional information concerning the shares held by Mr. Blackman, Lionshead Investments, LLC, 2000 FITT and Foundation is contained above under the headings “Security Ownership of Certain Beneficial Owners” and “Security Ownership of Management.”
     Voting. In accordance with the Amended and Restated Voting Agreement, the Participating Shareholders authorized Mariner, with the approval of any two of the three Participating Shareholders, to vote all Voting Shares at all shareholder meetings and adjournments of the meetings or on any action or approval by written consent of the Company’s shareholders. If any two of the three Participating Shareholders fail to approve a vote by Mariner on any matter, Mariner will not vote on that matter, but (except as set forth below) Mariner’s failure to vote with respect to any matter as a result of the provisions of the Amended and Restated Voting Agreement will not entitle the Participating Shareholders to instead vote their respective Voting Shares on that matter. However, for matters involving 1) the merger or consolidation of the Company, 2) the sale of all or substantially all of the Company’s assets, 3) the Company’s dissolution and/or liquidation and 4) any recapitalization or stock offering of the Company (each, a “Significant Event”), if any two of the three Participating Shareholders fail to approve a vote by Mariner on a Significant Event, Mariner will not vote on that matter, but Participating Shareholders may instead vote their respective Voting Shares regarding the Significant Event.
     Nominations to the Board of Directors. Under the Amended and Restated Voting Agreement, Mariner is entitled to nominate four candidates for election to the Company’s Board of Directors, Mr. Mark W. Blackman and Lionshead Investments, LLC are each entitled to nominate one candidate, Mr. Simses is entitled to nominate two candidates and the Chief Executive Officer of the Company is entitled to nominate three candidates for a total of eleven nominees. Provided that they are legally qualified to serve as Directors, Mariner is obligated to vote the Voting Shares in favor of the Participating Shareholders’ nominees. The Participating Shareholders did not nominate candidates for election to the Board of Directors for this Annual Meeting. Additional information about the process under which candidates were nominated for election to the Board of Directors is contained under the heading, “Proposal No. 1: Election of Directors.”
     Option. The Amended and Restated Voting Agreement also gives Mariner the right to purchase up to 1,350,000 shares of our Common Stock from the Participating Shareholders. The option exercise price per share is based on the date the option is exercised. At the time the voting agreement was originally signed, the option exercise price was $19.00, with the exercise price increasing $0.25 per share every three months, subject to deduction for dividends paid. The exercise price as of April 1, 2010 is $25.14 per share. Generally, Mariner’s option will expire 30 days after the termination of the Amended and Restated Voting Agreement. However, if the Amended and Restated Voting Agreement is terminated prior to December 31, 2010 by unanimous written notice from the Participating Shareholders, then the option will continue in full force and effect until the close of business on December 31, 2010.
     Transferability of the Option. The option granted to Mariner is not transferable except in certain instances, with the assignee agreeing to be bound to the Amended and Restated Voting Agreement. Mariner is permitted to assign the option, in whole or in part, to any one or more of William J. Michaelcheck, William D. Shaw, Jr., George R. Trumbull, III and A. George Kallop or any other individual employed by or acting as a consultant for Mariner in connection with NYMAGIC. With the written consent of at least two Participating Shareholders, Mariner or any assignee as described above is permitted to assign the option, in whole or in part, to any one or more other persons. On April 4, 2002, Mariner entered into an agreement with each of William D. Shaw, Jr., our Vice Chairman, and A. George Kallop, our President and Chief Executive Officer, pursuant to which Messrs. Shaw and Kallop each was assigned beneficial ownership of an option covering 315,000 shares of NYMAGIC. On April 12, 2005 Mariner entered into an agreement with Mr. Trumbull, a member of our Board of Directors, pursuant to which he was assigned beneficial ownership of an option covering 450,000 shares of NYMAGIC. The agreement between Mr. Shaw and Mariner was, however, subsequently terminated, and the agreements with Messrs. Kallop and Trumbull were subsequently modified by reducing the number of option shares assigned to them from 315,000 to 236,250, and from 450,000 to 337,500, respectively.

     Termination. The Amended and Restated Voting Agreement will terminate upon the earliest to occur of: December 31, 2010; the merger or consolidation of NYMAGIC into another corporation; the sale of all or substantially all the Company’s assets or its dissolution and/or its liquidation; immediately upon the resignation of Mariner; or upon written notice of termination to Mariner from all of the Participating Shareholders.
     Subject to the Company’s By-Laws, any Participating Shareholder may, acting reasonably, at any time and from time to time replace any Director nominated by him or nominate a successor and Mariner is obligated to use reasonable efforts to elect and vote the Voting Shares in favor of the Participating Shareholder’s replacement Director or successor. Mariner may not without the consent of a Participating Shareholder, vote the Voting Shares to remove a Director nominated by that Participating Shareholder. Additional information concerning all nominees to the Board of Directors is provided above under the heading “Proposal No. 1: Election of Directors.”
Certain Relationships and Related Transactions
     On July 8, 2008, the Company entered into a three-year engagement agreement with Robert G. Simses, our Chairman of the Board of Directors (the “Simses Engagement Agreement”), effective May 21, 2008 through May 21, 2011. Under the terms of the Simses Engagement Agreement, Mr. Simses is entitled to an annual retainer, payable quarterly, beginning on August 21, 2008, of not less than $150,000, subject to review for increase at the discretion of the Human Resources Committee of the Board of Directors. Mr. Simses also received a grant of 30,000 restricted share units as of the effective date of the Simses Engagement Agreement. These shares vest ratably over three years, beginning on May 21, 2009. The Simses Engagement Agreement also provides for reimbursement of reasonable expenses incurred in the performance of Mr. Simses’ duties, and includes provisions governing termination for death, disability, cause, without cause and change of control, which includes payment through the end of the term of the agreement and accelerated vesting of stock unit grants in the event of his termination without cause, for good cause or upon a change of control. For the year ended December 31, 2009, Mr. Simses was paid $150,000 under the Simses Engagement Agreement and he was awarded options to purchase 10,000 shares of the Company’s Common Stock under the Company’s Amended and Restated 2004 Long-Term Incentive Plan. These shares have an exercise price of $15, vest on May 21, 2010 and expire on May 21, 2012.
     On May 21, 2008, George R. Trumbull stepped down as Chairman of the Board of Directors. Effective as of that date, the Company entered into a one year consulting agreement with Mr. Trumbull (the “Trumbull Consulting Agreement”), pursuant to which Mr. Trumbull’s employment agreement, effective January 1, 2008, was novated and the vesting of 5,000 restricted share units granted to Mr. Trumbull on January 1, 2008, was accelerated to May 21, 2008. Under the terms of his agreement, Mr. Trumbull, in consideration of $100,000, performed consulting services in the form of providing assistance to the Company’s Chairman of the Board of Directors as requested in connection with Board matters and to the President and Chief Executive Officer of the Company as requested in connection with various issues arising in the Company’s operating and risk bearing subsidiaries. The Company was also obligated to reimburse Mr. Trumbull for all reasonable and necessary expenses incurred in connection with the services he provides under the Trumbull Consulting Agreement. On May 21, 2009 the Company renewed the Trumbull Consulting Agreement, but in lieu of cash consideration thereunder, Mr. Trumbull was awarded options to purchase 10,000 shares of the Company’s Common Stock, under Company’s Amended and Restated 2004 Long-Term Incentive Plan. These options vest on May 21, 2010, have an exercise price of $15.00 and expire on May 21, 2012. As described more fully under the heading “Compensation Discussion and Analysis — Employment Contracts and Termination of Employment Arrangements,” on March 12, 2010 the Company entered into a new employment agreement with Mr. Trumbull and the services Mr. Trumbull provided to the Company under the Trumbull Consulting Agreement were merged into his new employment agreement.
     In accordance with the terms of a letter agreement between Mariner and Mr. Trumbull, dated April 12, 2005 and amended on October 12, 2005, January 9, 2008 and October 15, 2008, Mr. Trumbull is entitled to receive a portion of total fees paid by the Company to Mariner as compensation in consideration of services provided to Mariner relating to NYMAGIC. Mr. Trumbull earned $361,117 for services rendered to Mariner in 2009.
     In accordance with the terms of a letter agreement between Mariner and Mr. Kallop, our President and Chief Executive Officer, dated April 4, 2002 and amended on October 12, 2005, January 9, 2008 and October 15, 2008, Mr. Kallop is entitled to receive a portion of total fees paid by the Company to Mariner as compensation in consideration of services provided to Mariner relating to NYMAGIC. Mr. Kallop earned $361,117 for services rendered to Mariner in 2009.

     The Company entered into a Separation, Release and Consultancy Agreement with Mr. Mark W. Blackman, a Director and the former Executive Vice President and Chief Underwriting Officer of the Company, effective September 17, 2009, under which he received consulting fees of $76,488 in 2009, and is expected to receive consulting fees of approximately $115,000 in 2010.
     NYMAGIC, INC., New York Marine And General Insurance Company and Gotham Insurance Company entered into an investment management agreement with Mariner effective October 1, 2002 that was amended and restated on December 6, 2002 and Southwest Marine And General Insurance Company entered into an investment management agreement with a Mariner affiliate, Mariner Investment Group, Inc. on March 1, 2007 (the “Investment Management Agreements”). Under the terms of the Investment Management Agreements, Mariner manages the Company’s investment portfolio. Fees to be paid to Mariner are based on a percentage of the investment portfolio as follows: .20% of liquid assets,  .30% of fixed maturity investments and 1.25% of limited partnership (hedge fund) investments. William J. Michaelcheck, a Director of the Company, is the chairman, and the beneficial owner of a substantial number of shares of Mariner. George R. Trumbull, III, Senior Vice President and a Director of the Company, A. George Kallop, President and Chief Executive Officer and a Director of the Company, and William D. Shaw, Jr., Vice Chairman and a Director of the Company, are also associated with Mariner. Investment fees incurred in 2009 under the Investment Management Agreement with Mariner were $2,076,281. The Company believes that the terms of the foregoing transactions are not less favorable than could be obtained by the Company from unrelated parties on an arms-length basis. The investment management fees paid to Mariner were arrived at through negotiations between the Company and Mariner. All then current Directors participated in the discussion of the Investment Management Agreements. In accordance with the Company’s conflict of interest policy, the Investment Management Agreements were approved by independent committees of the Company’s Board of Directors, which consisted of all Directors who were neither Mariner affiliates nor Participating Shareholders under the Amended and Restated Voting Agreement.
     In 2003, the Company acquired a 100% interest in a limited partnership hedge fund, Mariner Tiptree (CDO) Fund I, L.P. (“Tiptree”), subsequently known as Tricadia CDO Fund, L.P. (“Tricadia”) and since June 2008 known as Altrion Capital, L.P. (“Altrion”). Altrion was originally established to invest in collateralized debt obligation (“CDO”) securities, collateralized loan obligation (“CLO”) securities, credit related structured (“CRS”) securities and other structured products, as well as commercial loans, that are arranged, managed or advised by a Mariner affiliated company, Tricadia Capital, LLC. (“Tricadia Capital”). In 2003, the Company made an investment of $11.0 million in Altrion. Additional investments of $4.65 million, $2.7 million and $6.25 million were made in 2004, 2005 and 2007, respectively. The Company was previously committed to providing an additional $15.4 million, or a total of approximately $40 million, in capital to Altrion by August 1, 2008. Altrion, however, waived its right to require the Company to contribute its additional capital commitment of $15.4 million and accordingly, the Company’s obligation to make such capital contribution has expired. Under the provisions of the Altrion limited partnership agreement, Tricadia Capital is entitled to 50% of the net profit realized upon the sale of certain obligations held by the Company. Investment expenses incurred and payable under this agreement for the year ended December 31, 2009 were $0 and were based upon the fair value of those securities held and sold for the year ended December 31, 2009. The limited partnership agreement also provides for other fees payable to Tricadia Capital based upon the operations of the hedge fund, but there were no other fees incurred in 2009. The Company redeemed its remaining interest in Altrion effective December 31, 2009, resulting in the Company receiving approximately a $35 million direct investment in the Tiptree Financial Partners L.P. (“Tiptree Financial”), $7.3 million in cash, $1.1 million in commercial loans and $118,000 in private equity. As of December 31, 2009 the majority of Tiptree Financial’s assets were invested in cash, fixed income, equity securities, and commercial real estate. The Company believes that the terms of the foregoing transactions are no less favorable than could be obtained by the Company from unrelated persons on an arms length basis.
     Mr. Simses, the Chairman of our Board of Directors, serves without compensation on the board of directors of Tiptree Financial, which is also managed by Tricadia Capital. Mr. Simses may be deemed the beneficial owner of 133,333, or 1.40%, of Tiptree Financial’s limited partnership units. Such holdings consist entirely of limited partnership interests held by the William H. Pitt Foundation, of which Mr. Simses is a director. Mr. Simses disclaims beneficial ownership of all shares held by the William H. Pitt Foundation.
     As of December 31, 2009 the Company held $84,471,510 in limited partnership interests in hedge funds which are directly managed by Mariner.

     The Company maintains a written Conflicts of Interest Policy regarding proposed related party transactions with Directors, executives and shareholders who own five percent or more of the Company’s Common Stock. In accordance with the terms of this policy the Board of Directors is required to appoint an independent committee, comprising at least two Directors disinterested in any material related party transaction under consideration, to approve the related party transaction, and to refer it to the full Board of Directors for its approval. Approval of the independent committee of a related party transaction constitutes a determination by the independent committee that the related party transaction is in the best interest of the Company and its shareholders, and that the related party transaction is on terms and conditions at least as favorable to the Company in the aggregate, taking into account the expertise of the parties to the related party transaction and the quality of service to be provided, that could be obtained in a transaction of such nature with an independent third party.
Proposal No. 2: Ratification Of The Appointment
Of Independent Registered Public Accountants
     KPMG LLP, the independent registered public accounting firm engaged as the principal accountants to audit the Company’s financial statements for the fiscal year ended December 31, 2009, has been extended an offer to continue as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010. The Company’s Board of Directors, following the recommendation of the Audit Committee, recommends that shareholders ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010. If the shareholders do not ratify the appointment of KPMG LLP, the selection of an independent registered public accounting firm will be reconsidered by the Audit Committee.
Principal Accounting Firm Fees
     Aggregate fees billed for the fiscal years ended December 31, 2009 and 2008 by our independent registered public accounting firm, KPMG LLP were as follows:

	Fiscal Year Ended
	December 31,
	2009	2008
Audit fees	$810,000	$931,000
Audit-related fees(a)	-0-	$2,500

Total audit and audit-related fees	$810,000	$933,500
All other fees (b)	$26,000	$25,000

Total	$836,000	$958,500

(a)	Audit-related fees include amounts billed to us for services rendered in connection with a consent issued by KPMG for the filing of our 10-K/A for the year ended December 31, 2008.

(b)	All other fees include amounts billed to us in respect of actuarially oriented services that would not impair the independence of the independent registered public accounting firm.
Audit Committee Pre-Approval Policy
     In accordance with our Audit Committee charter, all audit and non-audit services performed for us by our independent public accounting firm were pre-approved by the Audit Committee, which concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.
     Our Audit Committee charter provides that the Audit Committee must pre-approve any permissible non-audit services performed by the independent accountants, including tax services; provided, however, that the chairman of the Audit Committee has the authority to pre-approve any permissible non-audit service when, in the exercise of the chairman’s discretion, he does not believe it necessary or appropriate to convene the Audit Committee to approve such non-audit service fees and he notifies the Audit Committee of such approval at its next regularly scheduled meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THIS PROPOSAL.
     Representatives of KPMG LLP will be present at the Annual Meeting and will be given an opportunity to make a statement, if they so desire, and to respond to appropriate questions.
Other Matters
     NYMAGIC knows of no matters other than those described above that may come before the Annual Meeting. As to other matters, if any, that properly may come before the Annual Meeting, NYMAGIC intends that the proxyholders will vote your shares in accordance with their best judgment.
     The Company has entered into an indemnification agreement with each of our Directors and has obtained an insurance policy which insures the Directors and officers of the Company and its subsidiaries against certain liabilities that they may incur in the performance of their duties, and insures the Company against obligations to indemnify such persons against such liabilities. The policy, effective May 31, 2009 through May 31, 2010, is underwritten by XL Specialty Insurance Company, the St. Paul Mercury Insurance Company, Axis Insurance Company and Arch Insurance Company at an annual aggregate premium of $497,387. The foregoing information is provided to shareholders of the Company pursuant to Section 726(d) of the New York Business Corporation Law.
Submission of Shareholder Proposals and Discretionary Voting
     Your eligibility as a shareholder to submit proposals, the proper subject of such proposals and other issues governing shareholder proposals, are regulated by the rules adopted under Section 14 of the Exchange Act. To be considered for inclusion in the proxy statement and proxy card relating to NYMAGIC’s Annual Meeting of Shareholders to be held in 2011, shareholder proposals must be received no later than December 13, 2010. If we do not receive notice of any matter to be considered for presentation at the 2011 annual meeting, although not included in the proxy statement, by February 15, 2011, management proxies may confer discretionary authority to vote on the matters presented at the 2011 annual meeting by a shareholder in accordance with Rule 14a-4 under the Exchange Act. All shareholder proposals should be delivered to the attention of: Corporate Secretary, NYMAGIC, INC., 919 Third Avenue, New York, NY 10022.
     Each proposal submitted should include the full and correct name and address of the shareholder(s) making the proposal, the number of shares beneficially owned and their date of acquisition. If beneficial ownership is claimed, proof thereof also should be submitted with the proposal. The shareholder or the shareholder’s representative must appear in person at the annual meeting and must present the proposal, unless the shareholder can show good cause for not doing so.
Householding of Proxy Materials
     We have adopted a procedure approved by the SEC known as “householding.” This procedure allows multiple shareholders residing at the same address the convenience of receiving a single copy of our Notice, Annual Report on Form 10-K and proxy materials, as applicable. This allows us to save money by reducing the number of documents we must print and mail, and helps protect the environment as well.
     Householding is available to both registered shareholders (i.e., those shareholders with certificates registered in their name) and streetname holders (i.e., those shareholders who hold their shares through a brokerage).
     Registered Shareholders. If you are a registered shareholder and have consented to our mailing of proxy materials and other shareholder information only to one account in your household, as identified by you, we will deliver or mail a single copy of our Notice, Annual Report on Form 10-K and proxy materials, as applicable, for all registered shareholders residing at the same address. Your consent will be perpetual unless you revoke it, which you may do at any time by calling Broadridge at (800)542-1061 (toll free). If you revoke your consent, we will begin sending you individual copies of future mailings of these documents within 30 days after we receive your revocation notice. If you received a householded mailing this year, and you would like to receive additional copies of our Notice, Annual Report on Form 10-K and proxy materials, as applicable, mailed to you, please submit your request to Broadridge who will promptly deliver the requested copy.

     Registered shareholders who have not consented to householding will continue to receive copies of our Notice, Annual Reports on Form 10-K and proxy materials, as applicable for each registered shareholder residing at the same address. As a registered shareholder, you may elect to participate in householding and receive only a single copy of annual reports or proxy statements for all registered shareholders residing at the same address by contacting Broadridge as outlined above.
     Streetname Holders. Shareholders who hold their shares through a brokerage may elect to participate in householding or revoke their consent to participate in householding by contacting their respective brokers.
Annual Report
     Accompanying this proxy statement is our Annual Report on Form 10-K, for the year ended December 31, 2009. The Annual Report contains audited financial statements covering our fiscal years ended December 31, 2009, December 31, 2008 and December 31, 2007. Copies of our Annual Report on Form 10-K, for the year ended December 31, 2009, as filed with the SEC, are available free of charge on our website at www.nymagic.com or you can request a copy free of charge by calling (212)551-0600.

BY ORDER OF THE BOARD OF DIRECTORS OF NYMAGIC, INC.

Paul J. Hart
Executive Vice President, General Counsel and Secretary

April 1, 2010

VOTE BY MAIL Mark, sign and dale your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. NYMAGIC, INC. ATT: CORPORATE SECRETARY 919 THIRD AVENUE, 10TH FLOOR NEW YORK, NY 10022 KEEP THIS PORTION FOR YOU RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY For Withhold For All To withhold authority to vote for any All Except Individual nominee(s), mark For All The Board of Directors recommends that you Except and write the number(s) of vote FOR the following: 1. Election of Directors Nominees 01 Glenn Angiolillo 02 John T. Baily 03 Dennis H. Ferro 04 William D. Shaw, Jr. 05 Robert G. Simses 06 George R. Trumbull, III 07 David W. Young The Board of Directors recommends you vote FOR the following proposal(s): For Against Abstain 2 RATIFICATION OF THE APPOINTMENT OF KPMG LLP as independent registered public accountants of the Company. NOTE: The Undersigned acknowledges receipt of the accompanying Proxy Statement and Annual Report for the fiscal year ended December 31, 2009. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. For address change/comments, mark here. (see reverse for instructions) Materials Election — Check this box if you want to receive a complete set of future proxy materials by mail, at no extra cost. IF you do not take action you may receive only a Notice to inform you of the Internet availability of proxy materials. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The NPS/10K Combo is/are available at www.proxyvote.com. NYMAGIC, INC. PROXY SOLICITED ON BEHALF OF THE NYMAGIC, INC. BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 20, 2010 The undersigned whose signature(s) appear(s) on the reverse side of this card hereby appoints Robert G. Simses and Paul J. Hart and each of them, with full power of substitution, proxies to represent and to vote all of the shares of Common Stock which the undersigned would be entitled to vote, on all matters which properly may come before the Annual Meeting of Shareholders of NYMAGIC, INC. (the “Company”), to be held at the offices of Dewey & LeBoeuf LLP, 1301 Avenue of the Americas, New York, NY 10019 on May 20, 2010, at 9:00 A.M., local time, and at any adjournment thereof. THE PROXIES WILL VOTE SUBJECT TO THE DIRECTIONS INDICATED ON THE REVERSE SIDE OF THIS CARD. IF NO DIRECTION IS PROVIDED, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS. THE PROXIES ALSO ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON ALL OTHER BUSINESS AS PROPERLY MAY COME BEFORE THE MEETING AND ANY ADJOURNMENT THEREOF. Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side